UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On May 7, 2020, Mack-Cali Realty Corporation (the “Company”) filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2020 annual meeting of stockholders of the Company (the “Annual Meeting”).

On May 8, 2020, the Company launched a website to communicate with the Company’s stockholders regarding matters relating to the Annual Meeting.

On May 18, 2020, the Company posted certain additional materials (the “Supplemental Materials”) to the website previously launched by the Company to communicate with the Company’s stockholders regarding matters relating to the Annual Meeting. The website address at which the Supplemental Materials may be viewed is : https://votewhiteformack-cali.com/exhibits/

[LOGO]

**From:** Wagner, Gary
**Sent:** Wednesday, February 5, 2020 2:27 PM
**To:** William Mack <wmack@mackregroup.com>; abernikow@k2intelligence.com; DeMarco,Michael <mdemarco@mack-cali.com>; rrobertson@armoryonpark.org; 'IRV REID' <idr9393@gmail.com>; 'Lisa Myers' <lfmyers@me.com>; 'Laura Pomerantz/USA' <Laura.Pomerantz@cushwake.com>; MaryAnne Gilmartin <mgilmartin@llmag.com>; 'Alan Batkin' <Alan@batkin.com>; 'frederic cumenal' <frederic.cumenal@gmail.com>; 'Gerardo Lietz, Nori' <nglietz@hbs.edu>
**Cc:** Dennis J. Block (blockd@gtlaw.com) <blockd@gtlaw.com>; 'Hornick, Blake' <BHornick@seyfarth.com>; 'Yvette Toma' <YToma@mackregroup.com>; Vanessa Bajaio <vbajaio@k2intelligence.com>; 'Lori Nelson' <lnelson@armoryonpark.org>; 'Sabrina Stennis-Jefferson' <stennis@wayne.edu>; 'Crystal Gruber/USA' <Crystal.Gruber@cushwake.com>; 'West, Danielle' <dwest@llmag.com>; 'cawalsh@hbs.edu' <cawalsh@hbs.edu>; Epstein, Susan <SEpstein@mack-cali.com>
**Subject:** Tom Rizk

Dear Board Members:

Attached is a draft of a letter from Dr. Reid to Tom Rizk in response to Rizk's letter to the board last Friday (a copy of which I have also attached for your reference). The special committee has already had an opportunity to review the letter and I am forwarding it to the full board as well. If you have any questions, please feel free to contact me. Our intention is to forward the letter to Rizk by the end of business today.

With kind regards,

Gary

**Gary T. Wagner**
General Counsel and Secretary
Mack-Cali Realty Corporation
Harborside 3 | 210 Hudson Street | Suite 400 | Jersey City, NJ 07311
DL: 732.590.1516 | Fax: 732.590.1009 | Cell: 908.500.7537
Email: gwagner@mack-cali.com
Web: www.mack-cali.com

This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.

[Mack-Cali Letterhead]

February 4, 2020

Rizk Ventures
570 Lexington Avenue, Suite 2600
New York, NY 10022
Attention: Thomas A. Rizk, Chairman and CEO

Dear Mr. Rizk:

I am writing on behalf of the Board of Directors of Mack-Cali Realty Corporation ("Mack-Cali" or the "Company") in response to your letter, dated January 31, 2020, concerning your previously submitted indication of interest with respect to a potential acquisition of the Company.

On behalf of the Board, I would like to thank you for your continued interest in Mack-Cali. If you wish to acquire the Company, please comply with our previous requests that have been communicated to you on several occasions. Specifically, please provide us with a fully financed offer to acquire the entirety of the Company in a typical equity merger transaction at an attractive price, with a contract or term sheet that provides for all of the significant terms of your proposal. This should include your equity and debt financing, the proposed transaction structure, and the identity of the members of the Buyer Group, including their written agreement to participate and their role in a potential transaction.

Your letter suggests that the responses to your previous letters that were provided to you by BofA Securities, Inc. ("BofA") at the Company's request did not specify the "critical information" the absence of which resulted in the Company's responses to your previous indication of interest. However, BofA's letters dated December 3, 2019 and December 10, 2019 described in detail the missing critical information that was necessary for the Mack-Cali Board to consider and evaluate your proposal.

Unfortunately, your January 31, 2020 letter still does not provide such critical information. Among other things, you did not specify a price or form of consideration, the amount of equity proposed to be funded by Rizk Ventures, and your equity financing sources. Moreover, despite the references to the "Buyer Group" in your letter, we have not received any confirmation that UDR is prepared to participate in a potential transaction, any information about the amount of equity expected to be contributed by UDR, or evidence that UDR is aware of the fact that your indication of interest describes UDR as a potential acquiror. Again, please provide direct support from UDR as to its involvement in any proposed transaction. A letter from UDR to that effect is a requirement. In addition, the J.P. Morgan term sheet that was attached to your letter (which is missing its exhibits) does not seem to contemplate the type of debt financing that would be appropriate for a whole-company acquisition.

*ACTIVE 48591162v5*

You have also expressed concern about the Company's announced sale of its suburban office portfolio. The Mack-Cali Board's decision to sell the entire suburban office portfolio was made after receiving the confirmation of the Company's strategic plan by the Shareholder Value Committee, and has been well received by our stockholders and the market. If your concern is that you were interested in acquiring these properties, you are free to make an offer for the portions of the portfolio that are not currently under contract. As the Company has reiterated on numerous occasions, the Mack-Cali Board is committed to maximizing stockholder value and will review any credible acquisition proposals. However, in order to be considered by the Board, your proposal needs to include the critical information specified in BofA's previous letters, as clarified herein. Very truly yours, Irvin D. Reid, PhD cc:Michael J. DeMarco, CEO, Mack-Cali Realty Corporation Alan S. Bernikow, Lead Independent Director, Mack-Cali Realty Corporation Jeffrey Horowitz, BofA Securities, Inc.

MACK-CALI® Realty Corporation February 5, 2020 Rizk Ventures 570 Lexington Avenue, Suite 2600 New York, NY 10022 Attention: Thomas A. Rizk, Chairman and CEO Dear Mr. Rizk: I am writing on behalf of the Board of Directors of Mack-Cali Realty Corporation ("Mack-Cali" or the "Company") in response to your letter, dated January 31, 2020, concerning your previously submitted indication of interest with respect to a potential acquisition of the Company. On behalf of the Board, I would like to thank you for your continued interest in Mack Cali. Ifyou wish to acquire the Company, please comply with our previous requests that have been communicated to you on several occasions. Specifically, please provide us with a fully financed offer to acquire the entirety of the Company in a typical equity merger transaction at an attractive price, with a contract or term sheet that provides for all of the significant terms of your proposal. This should include your equity and debt financing, the proposed transaction structure, and the identity of the members of the Buyer Group, including their written agreement to participate and their role in a potential transaction. Your letter suggests that the responses to your previous letters that were provided to you by BofA Securities, Inc. ("BofA") at the Company's request did not specify the "critical information" the absence of which resulted in the Company's responses to your previous indication of interest. However, BofA's letters dated December 3, 2019 and December 10, 2019 described in detail the missing critical information that was necessary for the Mack-Cali Board to consider and evaluate your proposal. Unfortunately, your January 31, 2020 letter still does not provide such critical information. Among other things, you did not specify a price or form of consideration, the amount of equity proposed to be funded by Rizk Ventures, and your equity financing sources. Moreover, despite the references to the "Buyer Group" in your letter, we have not received any confirmation that UDR is prepared to participate in a potential transaction, any information about the amount of equity expected to be contributed by UDR, or evidence that UDR is aware of the fact that your indication of interest describes UDR as a potential acquiror. Again, please provide direct support from UDR as to its involvement in any proposed transaction. A letter from UDR to that effect is a requirement. In addition, the J.P. Morgan term sheet that was attached to your letter (which is missing its exhibits) does not seem to contemplate the type of debt financing that would be appropriate for a whole-company acquisition. ACTIVE 48591162v5 HARBORSIDE 3 ! 210 HUDSON STREET I SUITE 400 I JERSEY CITY, NJ 07311 T: 732.590.1010 WEB: WWW.MACK-CALI.COM

You have also expressed concern about the Company's announced sale of its suburban office portfolio. The Mack-Cali Board's decision to sell the entire suburban office portfolio was made after receiving the confirmation of the Company's strategic plan by the Shareholder Value Committee, and has been well received by our stockholders and the market. If your concern is that you were interested in acquiring these properties, you are free to make an offer for the portions of the portfolio that are not currently under contract.

As the Company has reiterated on numerous occasions, the Mack-Cali Board is committed to maximizing stockholder value and will review any credible acquisition proposals. However, in order to be considered by the Board, your proposal needs to include the critical information specified in BofA's previous letters, as clarified herein.

Very truly yours,

Irvin D. Reid, PhD

cc: Michael J. DeMarco, CEO, Mack-Cali Realty Corporation
Alan S. Bernikow, Lead Independent Director, Mack-Cali Realty Corporation
Jeffrey Horowitz, BofA Securities, Inc.

*ACTIVE 48591162v5*

**From:** Gerardo Lietz, Nori <nglietz@hbs.edu>
**Sent:** Wednesday, February 5, 2020 3:15 PM
**To:** Wagner, Gary <GWagner@mack-cali.com>
**Cc:** William Mack <wmack@mackregroup.com>; abernikow@k2intelligence.com; DeMarco,Michael <mdemarco@mack-cali.com>; rrobertson@armoryonpark.org; IRV REID <idr9393@gmail.com>; Lisa Myers <lfmyers@me.com>; Laura Pomerantz/USA <Laura.Pomerantz@cushwake.com>; MaryAnne Gilmartin <mgilmartin@llmag.com>; Alan Batkin <Alan@batkin.com>; frederic cumenal <frederic.cumenal@gmail.com>; Dennis J. Block (blockd@gtlaw.com) <blockd@gtlaw.com>; Hornick, Blake <BHornick@seyfarth.com>; Yvette Toma <YToma@mackregroup.com>; Vanessa Bajaio <vbajaio@k2intelligence.com>; Lori Nelson <lnelson@armoryonpark.org>; Sabrina Stennis-Jefferson <stennis@wayne.edu>; Crystal Gruber/USA <Crystal.Gruber@cushwake.com>; West, Danielle <dwest@llmag.com>; Walsh, Caroline <cawalsh@hbs.edu>; Epstein, Susan <SEpstein@mack-cali.com>
**Subject:** Re: Tom Rizk

Thank you. I agree with the substance and tone of the letter. Nori

Sent from my iPhone

On Feb 5, 2020, at 2:28 PM, Wagner, Gary <GWagner@mack-cali.com> wrote:

Dear Board Members:

Attached is a draft of a letter from Dr. Reid to Tom Rizk in response to Rizk's letter to the board last Friday (a copy of which I have also attached for your reference). The special committee has already had an opportunity to review the letter and I am forwarding it to the full board as well. If you have any questions, please feel free to contact me. Our intention is to forward the letter to Rizk by the end of business today.

With kind regards,

Gary

**Gary T. Wagner**
General Counsel and Secretary
Mack-Cali Realty Corporation
Harborside 3 | 210 Hudson Street | Suite 400 | Jersey City, NJ 07311
DL: 732.590.1516 | Fax: 732.590.1009 | Cell: 908.500.7537
Email: gwagner@mack-cali.com
Web: www.mack-cali.com

This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.
<48591162_v 6_Fourth Letter to T. Rizk.docx>
<MC_RV 1.31.20.pdf>

UDR Addresses Recent Media Reports DENVER, CO., March 2, 2020 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, announced today, in response to recent media reports concerning the Company’s interest in Mack-Cali Realty Corporation (NYSE: CLI), that the Company has not engaged in direct dialogue or correspondence with the Board of Directors or the management team of Mack-Cali Realty Corporation. In addition, as of February 7, 2020, the Company ceased all preliminary discussions regarding a potential transaction with Rizk Ventures. About UDR, Inc. UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2019, UDR owned or had an ownership position in 51,294 apartment homes including 878 homes under development. For over 47 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Contact: UDR, Inc. Trent Trujillo ttrujillo@udr.com 720-283-6135

PRIVILEGED AND CONFIDENTIAL MEMORANDUM TO:Nori Gerardo Lietz FROM:Irvin D. Reid and Alan Bernikow CC:Michael J. DeMarco; Other Mack-Cali Board Members; Gary T. Wagner, Esq.; Dennis Block, Esq.; Blake Hornick, Esq. DATE:March 4, 2020 Dear Nori: We are writing in response to your memo, dated March 2, 2020, addressed to us, as Chairs of the Audit Committee and the Nominating and Corporate Governance Committee, respectively, of the Mack-Cali Board of Directors. Needless to say, we were very surprised and disappointed by your memo. We believe that it contains a number of factually inaccurate and inflammatory statements that appear to be designed to call into question the integrity and transparency of Mack-Cali's Board process and corporate governance practices. We find the accusatory tone of your memo equally disheartening. In this memo, we will endeavor to respond to each of the points raised in your memo. Formation of the Special Committee In your memo, you state that you and certain other Board members (whose names are not specified) are confused as to what is going on with regards to the new Special Committee. Your memo also states that you do not understand the reasons for the formation of the Special Committee, as well as its membership and mandate, which you claim have not been properly documented or reported to the Board. We do not understand the source of your confusion as to these matters or the factual basis for the statements contained in your memo, as we believe that all Board members have been kept fully apprised of the relevant events in a timely manner. As you are well aware, at its December 17, 2019 meeting, the Mack-Cali Board reviewed and discussed the presentation and recommendations of the Shareholder Value Committee, which included the sale of the Company's suburban assets and the creation of a new committee of the Board to assist management in evaluating any acquisition proposals that may be received by the Company. To address one of the questions raised in your memo, the Shareholder Value Committee's recommendations were not presented to the Board in the form of a formal memo. Rather, Mr. Bernikow, as Chairman of the Shareholder Value Committee, reviewed the committee's recommendations based on the talking points that were prepared by the committee's independent legal counsel, Jeffrey S. Hochman, Esq. of Willkie, Farr & Gallagher LLP. Based on the recommendations of the Shareholder Value Committee, the Board adopted a resolution authorizing the Nominating and Corporate Governance Committee (the "NCG Committee") to form a new special committee (the "Special Committee") to (i) consider the recommendations of the Shareholder Value Committee, (ii) work with management in evaluating any offers to purchase the Company or any substantial portions of its assets that may be received, and (iii) explore ways of maximizing shareholder value. The Board also determined that the Shareholder Value Committee had completed its work and should be dissolved. To address another question raised in your memo, the Board determined to dissolve the Shareholder Value Committee because that committee's mandate was to review and evaluate the Company's strategic direction and make a recommendation to the full Board. That work was completed when the recommendations of the Shareholder Value Committee were presented to the Board at the December 17, 2019 meeting. The new Special Committee has a different mandate - namely, to provide oversight to management in evaluating any acquisition proposals that may be received by the Company. The discussion of the Shareholder Value Committee's recommendations that took place at the December 17, 2019 meeting and the resolution approved by the Board were reflected in the draft minutes of the Board meeting that were circulated to all members of the Board (including yourself) for their review and comment by Gary Wagner on January 16, 2020. Gary's email indicated that the minutes would be presented to the Board at its March 23, 2020 meeting. A copy of Gary's January 16, 2020 email to the Board members is attached to this memo as Exhibit A If you have any objections relating to the accuracy or completeness of the minutes or any questions relating to the matters discussed at the December 17, 2019 Board meeting, you will have an opportunity to present them to the Board at the March 23, 2020 meeting. As directed by the Board at the December 17, 2019 meeting, Dr. Reid, as Chairman of the NCG Committee, approached the other former members of the Shareholder Value Committee to determine their availability to serve on the Special Committee, as the NCG Committee believed that it was important to ensure continuity of the Board's efforts to explore ways of maximizing shareholder value. All of the former Shareholder Value Committee members indicated that they were willing to serve on the Special Committee, with the exception of Mary Anne Gilmartin, who declined to serve on the Special Committee due to other pressing engagements. The NCG Committee also felt that it was advisable to expand the membership of the Special Committee to include additional independent directors and that Mack-Cali's CEO, Michael J. DeMarco, should participate in the Special Committee's work in an ex-officio, non-voting capacity. Accordingly, on January 3, 2020, the NCG Committee formed the Special Committee and approved its composition and charter, which were set forth in the outline that was also circulated to all Board members by Gary Wagner on January 16, 2020 by email attached to this memo as Exhibit A Gary's email also indicated that the minutes of the January 3, 2020 meeting of the NCG Committee would be presented to the full Board at its March 23, 2020 meeting. In light of the foregoing, we believe that there should be no confusion on the part of any Board members as to the reasons for the formation, mandate or composition of the Special Committee. In response to your question as to why the Special Committee's charter has not been posted to the Company's website, the reason for that is not a lack of transparency or consistency, but the fact that, unlike the Audit Committee, the Executive Compensation and Option Committee and the NCG Committee (whose charters are available on the Company's website), the Special Committee is not a permanent committee of the Board. Please note that the Shareholder Value Committee's charter was not posted to the Company's website for the same reason. Notwithstanding, the Company has now posted the names of the Special Committee members, together with the Special Committee's charge, on the Company's website. The Special Committee held its first meeting on January 24, 2020, at which it received and discussed presentations prepared by BofA Securities and the Company's management regarding the Company's current strategy for maximizing stockholder value. After a robust discussion, the Special Committee concluded that, prior to undertaking any potential strategic process, management should be allowed sufficient time to execute on its current strategy for optimizing the Company's asset portfolio, including the completion of the suburban office sale. Once the suburban office sale has been completed, the Board will have the opportunity to re evaluate the Company's strategy based on Mack-Cali's stock performance. If the Board concludes that the market is not reacting favorably to the Company's value creating efforts, the Board may determine to launch a strategic process. In the meantime, the Special Committee will assist the Board and management in evaluating any acquisition proposals or inquiries that may be received from any interested parties. Minutes of the January 24, 2020 meeting of the Special Committee will also be provided to the full Board in advance of its March 23, 2020 meeting, consistent with the Company's standard practice. Rizk Ventures Proposal In your memo, you state that you were "blindsided" by the letters and press releases issued by Rizk Ventures LLC ("Rizk Ventures") in connection with its expression of interest in a potential acquisition of the Company, as well as by the Company's responses to such letters and press releases. Your memo also indicates that many of the Board members "never saw any of this correspondence before it went out nor were copied subsequently." Your memo also specifically mentions that you were not consulted on the conclusions expressed in the Company's February 5, 2020 letter to Rizk Ventures, which was signed by Dr. Reid on behalf of the entire Board, that you were not informed of Rizk Ventures' offer, and that you were not copied on the actual letter. Again, we do not understand the basis for these statements. Since Rizk Ventures first approached the Company in the fall of 2019 to discuss a potential transaction, management has kept the Board fully apprised of the Company's communications with Rizk Ventures, as follows: On December 4, 2019, Gary Wagner forwarded to aii Board members a letter that BofA Securities sent to Rizk Ventures at the Company's request on December 3, 2019. Gary's email also included a letter received by the Company from Bow Street on December 2, 2019, annotated by Michael DeMarco to respond to the points raised by Bow Street. Mr. DeMarco's comments included a detailed summary of the Company's previous oral communications with Rizk Ventures. A copy of Gary's December 4, 2019 email to the Board members is attached to this memo as Exhibit B. On December 11, 2019, Gary Wagner forwarded to all Board members the initial written indication of interest received by the Company from Rizk Ventures on December 6, 2019, together with a response that BofA Securities sent to Rizk Ventures at the Company's request on December 10, 2019. A copy of Gary's December 11, 2019 email to the Board members is attached to this memo as Exhibit C. On December 17, 2019, during the meeting of the full Board, the Rizk Ventures proposal was discussed in the context of the presentations made by Goldman Sachs and BofA Securities. On December 20, 2019, Gary Wagner forwarded to all Board members a letter that BofA Securities sent to Rizk Ventures at the Company's request that same day in response to Rizk Ventures' letter to the Company, dated December 13, 2019 (which was sent directly to all Board members). A copy of Gary's December 20, 2019 email to the Board members is attached to this memo as Exhibit D. On February 5, 2020, Gary Wagner circulated to all Board members a draft of the Company's proposed response to Rizk Ventures' letter to the Board, dated January 31, 2020 (which was sent by Rizk Ventures directly to all Board members). Gary's email indicated that the draft letter had been approved by the Special Committee and requested comments from the Board members. A copy of Gary's February 5, 2020 email to the Board members is attached to this memo as Exhibit E. Also on February 5, 2020, you sent a reply email to Gary Wagner (with copies to all other recipients of Gary's February 5, 2020 email), in which you expressed support for the draft letter and stated that you "agree with the substance and tone of the letter." A copy of your February 5, 2020 email is attached to this memo as Exhibit F. As you can see, the Company's management has kept the Board fully informed of every material development relating to Rizk Ventures' proposal and has consulted with all Board members regarding the Company's response. Moreover, Dr. Reid personally discussed these matters with several Board members, including yourself, on several occasions to provide additional factual background and explain the Company's position. In light of this, we do not understand the statements in your memo that you were not informed of the Rizk Ventures' proposal and never saw or were copied on the Company's correspondence with Rizk Ventures. In your memo, you also indicate that you and some other unnamed Board members are concerned about the recent articles relating to the Rizk Ventures proposal, which articles appear to be contradictory to the information provided to the Board by management. Presumably, your memo references the articles published by Bloomberg on February 4, 2020 and February 24, 2020, in which Bloomberg quoted the letter that Rizk Ventures sent directly to all Board members on February 23, 2020, in which Rizk Ventures falsely accused the Company of refusing to engage and indicated that it was no ionger interested in pursuing a transaction with the Company. We assure you that the only reason that the Bloomberg articles contradict the information provided to the Board by management is that the articles contain a number of inaccurate and misleading statements regarding Rizk Ventures' proposal, as detailed below. Mack-Cali never refused to engage with Rizk Ventures regarding a potential transaction. After Rizk Ventures first approached Mack-Cali in September 2019 to discuss a potential transaction, Mack-Cali sent four separate letters to Rizk Ventures (most recently on February 5, 2020), in which it identified the key information that was necessary for the Mack-Cali Board to evaluate Rizk Ventures' proposal, including the following: the proposed purchase price (including the underlying assumptions) and form of consideration; the proposed transaction structure; the identity of the members of the Buyer Group (including a written confirmation from UDR and any other co-bidders that they were participating in any proposed transaction and their interest in such proposal); the proposed equity financing sources and their commitment amounts (including the amount of equity to be funded by Rizk Ventures and its financing sources); and

the proposed debt financing, including evidence that J.P. Morgan (or any other lender) was prepared to provide debt financing sufficient to complete the proposed transaction. Contrary to the information contained in the Bloomberg articles, Rizk Ventures never responded to the Company's information requests in a satisfactory manner. In particular, although Rizk Ventures stated in its December 6, 2019 indication of interest that it proposed to acquire the Company for a total purchase price range of $24 to $27 per share, Rizk Ventures never identified the valuation assumptions underlying the proposed price range. Obviously, without such assumptions, the broad price range specified in the indication of interest was meaningless, as Mack-Cali advised Rizk Ventures in its December 10, 2019 response letter. Moreover, in its January 31, 2020 letter, Rizk Ventures stated that the announced sale of the Company's suburban office assets "would likely result in lowering its bid" and indicated that Rizk Ventures would need to submit a new bid (which it never did). Similarly, although in its December 6, 2019 indication of interest, Rizk Ventures described UDR as its anticipated co-bidder and stated that the proposed consideration would consist of 20% cash and 80% stock and operating partnership units of UDR, it never provided a written confirmation from UDR (or, for that matter, from any other members of the so-called "Buyer Group" referenced in Rizk Ventures' letters) that it was in fact prepared to participate in a potential transaction, despite the Company's repeated requests to provide such confirmation. Moreover, in response to the Bloomberg articles, UDR issued a press release on March 2, 2020, which indicated that any discussions that UDR may have had with Rizk Ventures regarding a potential transaction involving the Company were merely preliminary and that, as of February 7, 2020, UDR had ceased all such preliminary discussions with Rizk Ventures. UDR further confirmed that it had not engaged in direct dialogue or correspondence with the Board of Directors or management team of the Company. Nor did Rizk Ventures provide satisfactory evidence that it had secured sufficient financing for a potentiai transaction. Aithough Rizk Ventures stated in its December 6, 2019 indication of interest and subsequent letters that it had secured $1.8 billion debt financing from JPMorgan, it never provided to the Company a commitment (or even a "highly confident" undertaking) by JPMorgan (or any other lender) to provide debt financing for a potential acquisition of the Company. Rather, the only document delivered by Rizk Ventures to the Company was a draft term sheet summarizing the "indicative" terms and conditions on which JPMorgan would provide a loan to Rizk Ventures to purchase certain unspecified "property" (which was described in an exhibit that was not attached to the term sheet). The terms specified in the term sheet were customary for a real property transaction, but not for a whole-company acquisition or a similar M&A transaction. Moreover, a senior JPMorgan executive informed Mack-Cali management that JPMorgan was not acting as financial advisor for Risk Ventures and did not expect to provide financing for a potential acquisition of the Company. For these reasons, in its February 5, 2020 letter, the Company advised Rizk Ventures that it had failed to provide the critical information previously requested by the Company. As noted above, a draft of the Company's February 5, 2020 letter was provided to all Board members for their review and comment before the letter was sent to Rizk Ventures. Based on your February 5, 2020 reply (in which you stated that you "agree with the substance and tone of the letter"), we were under the impression that you supported the position expressed in the Company's letter. Accordingly, we are very surprised by the statements in your memo that you were not informed of the Rizk Ventures' offer or consulted on the conclusions expressed in the February 5, 2020 letter.

Financial Information Presented to the Audit Committee Lastly, your memo states that the Company's financial statements that were presented to the Audit Committee at its February 25, 2020 meeting included valuations for the Company's Waterfront office assets that were based on a 90% occupancy assumption, while the variance analysis of these assets that was previously provided to you included an 80% occupancy assumption. Your memo suggests that there may be a potentially material discrepancy between the Company's internal valuation assumptions and the forecasts provided to the public. In response to your question, please note that the Stabilized Occupancy Rate forecasts reflected in the Company's 40 2019 Supplemental Operating and Financial Data (the "40 2019 Supplement") that was presented to the Audit Committee were provided for a five-year period, consistent with the Company's methodology for projecting cash flows and stabilized income for purposes of calculating NAV. Please refer to Footnote 4 on page 9 of the 40 2019 Supplement. In contrast, the 80% occupancy rate forecast for the Waterfront office assets reflected in the materials previously furnished to you (and the related back-up information) was provided as of the end of the current fiscal year. As you will recall, at the February 25, 2020 meeting of the Audit Committee, representatives of PWC indicated that they believed that management's occupancy rate forecasts reflected in the 40 2019 Supplement were reasonable, good faith assumptions. I hope this clarifies the matter. If you have further questions, David Smetana, the Company's CFO, is available to discuss them with you. Conclusion Mack-Cali has been fully committed to best principles of corporate governance, including an open and transparent Board process, both before and after your election to the Mack-Cali Board. As noted above, we were very surprised and disappointed by your unwarranted attacks on the integrity of the Company's Board process. 'v'Ve would like to understand your motives for taking this course of action, especially in light of the fact that the criticisms contained in your memo are based largely on factually inaccurate statements. Also, your memo and cover email suggest that you have had conversations with certain unidentified Board members regarding the matters discussed in your memo. Since your memo purports to speak on behalf of such other directors, we would like to know who they are. We would also note that, despite the sanctimonious tone of your memo, your own attempts to foment dissent by engaging in backstage discussions with other Mack-Cali directors are not conducive of the transparency of the Board process that you claim to seek. Please feel free to call either or both of us if you have any questions in connection with the foregoing. Sincerely, Alan S. Bernikow, Lead Independent Director and Chair of the Audit Committee Irvin D. Reid, PhD, Chair of the Nominating and Corporate Governance Committee Page 6 of 6

Exhibit A January 16, 2020 Email

**From:** Wagner, Gary
**Sent:** Thursday, January 16, 2020 2:07 PM
**To:** wmack@mackregroup.com; Alan S. Bernikow <ABernikow@k2intelligence.com>; DeMarco,Michael <mdemarco@mack-cali.com>; 'IRV REID' <idr9393@gmail.com>; Rebecca Robertson <rrobertson@armoryonpark.org>; 'Laura Pomerantz/USA' <Laura.Pomerantz@cushwake.com>; 'Gerardo Lietz, Nori' <nglietz@hbs.edu>; MaryAnne Gilmartin (mgilmartin@llmag.com) <mgilmartin@llmag.com>; 'Lisa Myers' <lfmyers@me.com>; 'frederic cumenal' <frederic.cumenal@gmail.com>; 'Alan Batkin' <Alan@batkin.com>
**Cc:** Dennis J. Block (blockd@gtlaw.com) <blockd@gtlaw.com>; 'Hornick, Blake' <BHornick@seyfarth.com>; 'Yvette Toma' <YToma@mackregroup.com>; Vanessa Bajaio <vbajaio@k2intelligence.com>; 'Sabrina Stennis-Jefferson' <stennis@wayne.edu>; 'Lori Nelson' <lnelson@armoryonpark.org>; 'Crystal Gruber/USA' <Crystal.Gruber@cushwake.com>; 'cawalsh@hbs.edu' <cawalsh@hbs.edu>; 'West, Danielle' <dwest@llmag.com>
**Subject:** Mack-Cali Board of Directors

Dear Board Members:

Attached for your review are the draft minutes to the December 17th Board of Directors meeting. Once finalized, the minutes will be presented to the Board at the March 23rd Board meeting.

I also wanted to inform you that the Nominating and Corporate Governance Committee had a telephonic meeting on January 3rd and formed a special committee as instructed by the Board at the December 17th meeting. The special committee will consist of Dr. Irv Reid, Frederic Cumenal, Laura Pomerantz, Rebecca Robertson and Alan Bernikow. Mike DeMarco will also be a non-voting member of the special committee. I have also attached for your reference the charter for the special committee adopted by the Nominating and Corporate Governance Committee. The minutes of the Nominating and Corporate Governance Committee will be presented to the Board at the Board's March 23rd meeting.

Please let me know if you require anything further.

With kind regards,

Gary

**Gary T. Wagner**
General Counsel and Secretary
Mack-Cali Realty Corporation
Harborside 3 | 210 Hudson Street | Suite 400 | Jersey City, NJ 07311
DL: 732.590.1516 | Fax: 732.590.1009 | Cell: 908.500.7537
Email: gwagner@mack-cali.com
Web: www.mack-cali.com

This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.

**DRAFT**

# MACK-CALI REALTY CORPORATION
# BOARD OF DIRECTORS MEETING

## TUESDAY, DECEMBER 17, 2019

The regularly scheduled meeting of the Board of Directors (the "Board") of Mack-Cali Realty Corporation (the "Company") was held at 10:00 a.m. on Tuesday, December 17, 2019 upon notice duly given at the Company's principal office at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey. Participating in the meeting, either in person or telephonically, were William L. Mack, Alan S. Bernikow, Michael J. DeMarco, Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin, Nori Gerardo Lietz, Lisa Myers, Laura Pomerantz, Irvin D. Reid and Rebecca Robertson. Such Directors constituted all of the members of the Board and a quorum for conducting business at the meeting. Also participating by invitation of the Board were David Smetana, Chief Financial Officer of the Company; Gary T. Wagner, General Counsel and Secretary of the Company; Ricardo Cardoso, Chief Investment Officer of the Company; Nicholas Hilton, Executive Vice President, Leasing of the Company; Deidre Crockett, Sr. Vice President, Investor Relations & Corporate Communications; Marshall Tycher, Chairman of Roseland Residential Trust ("Roseland" or "RRT"); Gabriel Shiff, Chief Operating Officer of Roseland; Ivan Baron, Chief Legal Officer of Roseland; Susan Epstein, Vice President, Legal Administration of the Company; Blake Hornick of Seyfarth Shaw LLP, outside securities counsel to the Company; and Dennis Block of Greenberg Traurig, LLP, outside corporate counsel to the Company. Mr. Mack acted as Chairman of the meeting, Mr. Wagner acted as Secretary and Ms. Epstein took minutes thereof.

Mr. Mack duly called the meeting to order. The first item of business coming before the Board was the approval of the draft minutes from the Board meeting of September 24, 2019. Upon a motion duly made by Mr. Batkin and seconded by Dr. Reid, the following resolution was unanimously approved:

**RESOLVED,** that the minutes of the Board of Directors meeting of September 24, 2019 are hereby ratified, adopted and approved.

The next item of business coming for discussion before the Board was the report of the Audit Committee of the Board and approval of the draft minutes of the Audit Committee meeting of October 29, 2019. Mr. Smetana noted the Audit Committee reviewed with management the Company's third quarter 2019 financials and received reports from PricewaterhouseCoopers, the Company's independent accountants, and Withum Smith + Brown, the Company's internal auditors. Upon a motion duly made by Mr. DeMarco and seconded by Ms. Robertson, the following resolution was unanimously approved:

**RESOLVED,** that the minutes of the Audit Committee meeting of October 29, 2019 are hereby ratified, adopted and approved.

The next item of business coming for discussion before the Board was the approval of the draft minutes of the Nominating and Corporate Governance Committee of the Board (the "NCG Committee") meeting of October 4, 2019. Dr. Reid, chair of the NCG Committee, noted that the NCG Committee met on October 4th and December 14th. At the October meeting, the NCG Committee approved the charter of the Shareholder Value Committee and approved the appointment of Dr. Reid to replace Ms. Myers on

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DRAFT the Shareholder Value Committee. At the December meeting (which minutes will be ratified by the Board at its next regularly scheduled meeting), the NCG Committee discussed its agenda for 2020. Upon a motion duly made by Mr. DeMarco and seconded by Ms. Gerardo Lietz, the following resolution was unanimously approved: RESOLVED, that the minutes of the NCG Committee meeting of October 4, 2019 are hereby ratified, adopted and approved. The next item of business coming before the Board was the repo1i of the Executive Compensation & Option Committee (the "Comp Committee") and approval of the draft minutes of its meeting held on December 2, 2019. Ms. Myers, chair of the Comp Committee, stated the Comp Committee met with the compensation consultant and discussed the process of evaluating compensation for management and the Board. Mr. DeMarco had provided the Comp Committee \:Vith his recommendations for management compensation. Also, Mr. DeMarco recommended the creation of a new executive position of Chief Administrative Officer, which role would be filled by Ms. Crockett. Upon a motion duly made by Ms. Pomerantz and seconded by Ms. Robertson, the following resolutions were unanimously approved: RESOLVED, that the minutes of the Comp Committee meeting of December 2, 2019 are hereby ratified, adopted and approved; and RESOLVED, that the creation of a ne\v executive position titled Executive Vice President and Chief Administrative Officer to be filled by Deidre Crockett is hereby ratified, adopted and approved. The next item of business coming for discussion before the Board was discussion and approval of compensation for non-employee directors. The Comp Committee also reviewed the compensation for no11-en1ployee Board men1bers. Follo\ving a discussion, it \vas deterrnined that the compensation for non-employee directors would remain the same as the previous year, including the granting of restricted stock which would vest at the Company's 2020 Annual Meetng of Shareholders. Upon a motion duly made by Ms. Pomerantz and seconded by Ms. Gerardo Lietz, the following resolution was unanimously approved: RESOLVED, that the compensation for non-employee directors shall remain the same as the previous year, which will be (a) $65,000 annual compensation, (b) $1,500 meeting fee, (c) $15,000 per annum for each committee chair, (d) $40,000 per annum for the Lead Independent Director, and (e) $90,000 in restricted stock vesting at the 2020 Annual Meeting for Stockholders. The next item of business corning for discussion before the Board was the discussion and approval of the renewal of shelf registrations. Mr. Wagner advised the Board that the Company had three shelf registrations expiring in early 2020 and the Company was seeking approval to file the renewals. These are strictly renewals and contain no new issuances of shares. Mr. Wagner added that he would circulate execution pages for each renewal for the Board members' signatures. Upon a motion duly made by Mr. Batkin and seconded by Ms. Myers, the following resolutions were unanimously approved: 2 C:\Users\townsenddelAppData\Locel\Microsoft\Windows\!NetCache\Content.Outlook\9VOTKOG4\Board Meeting Minutes

DRAFT Filing of Equity Shelf Registration Statement WHEREAS, on February 28, 2017, Mack-Cali Realty Corporation, a Maryland corporation (the "Company") filed a Registration Statement on Form S-3, File No. 333-216329 (the "Original Equity Shelf'), with the U.S. Securities and Exchange Commission (the "Commission") registering common stock, prefened stock, depositary shares, and warrants of the Company with an initial, aggregate offering price of up to $2,000,000,000, which Original Equity Shelf was effective upon filing vvith the Commission and pursuant to which no securities have been sold by the Company; and WHEREAS, pursuant to Commission rules and regulations, unless amended or updated with a new registration statement, the Original Equity Shelf will cease to be effective on February 27, 2020; and \VHEREAS, it is the judgment of the Board of Directors of the Company (the "Board"), after full consideration and due deliberation, that it is in the best interests of the Company and its stockholders that the Company file a replacement shelf registration statement (the "New Equity Shelf") to terminate the Original Equity Shelf and register common stock, preferred stock, depositary shares, warrants, stock purchase contracts, preferred stock purchase rights and such other class or classes of equity securities of the Company that the executive officers of the Company, or any of them (each, an "Authorized Officer"), may determine are necessary or appropriate to include in the New Equity Shelf, with an initial aggregate offering price of up to $2,000,000,000, inclusive of the amount of unsold securities under the Original Equity Shelf. NOW, THEREFORE, IT IS HEREBY RESOLVED, that the Board hereby authorizes and approves the filing of the New Equity Shelf with the Commission under the Securities Act of 1933, as amended (the "Securities Act"); and it is further RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to file the New Equity Shelf on such form and containing such terms and conditions as the Authorized Officers of the Corporation, or any of them, may determine to be necessary, desirable or appropriate, such determination, and the approval thereof by this Board, to be conclusively evidenced by their execution and delivery thereof; and it is further RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to prepare, execute, acknowledge, deliver and file with the Commission or otherwise from time to time, in the name and on behalf of the Company, any and all amendments, modifications or supplements to the New Equity Shelf, that such officers, or any of them, may, in their discretion, determine to be necessary or desirable, such determination, and the approval thereof by the Board, to be conclusively evidenced by the preparation, execution, acknowledgment, delivery or filing thereof. Filing of ..Joint Registration Statement on Form S-3 C:\Users\townsendde\AppData\Loca/\Microsoft\Windows\/NetCache\Content. Outlook\9VOTKOG4\Board Meeting Minutes

**DRAFT**

**WHEREAS**, on February 28, 2018, the Company and Mack-Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), previously filed a joint Registration Statement on Form S-3, File No. 333-216327 (the "Original Joint Shelf") with the Commission, that registered common stock, preferred stock, depositary shares, guarantees and warrants of the Company and debt securities of the Operating Partnership with an initial offering price of up to $2,500,000,000, which Original Joint Shelf was effective upon filing with the Commission and pursuant to which no securities have been sold by the Company; and

**WHEREAS**, pursuant to Commission rules and regulations, unless amended or updated with a new registration statement, the Original Joint Shelf will cease to be effective on February 27, 2020; and

**WHEREAS,** it is the judgment of the Board, after full consideration and due deliberation, that it is in the best interests of the Company and its stockholders and the Operating Partnership and its limited partners that the Company and the Operating Partnership file a replacement joint shelf registration statement (the "New Joint Shelf") to terminate the Original Joint Shelf and register common stock, preferred stock, depositary shares, guarantees, warrants, stock purchase contracts, preferred stock purchase rights and such other class or classes of equity securities of the Company that the persons authorized below may determine are necessary or appropriate to include in the New Joint Shelf and debt securities of the Operating Partnership, with an initial aggregate offering price of up to $2,500,000,000, inclusive of the amount of unsold securities under the Original Joint Shelf.

**NOW, THEREFORE, IT IS HEREBY RESOLVED**, that the Board hereby authorizes and approves the filing of the New Joint Shelf with the Commission under the Securities Act; and it is further

**RESOLVED**, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company and the Operating Partnership, to file the New Joint Shelf on such form and containing such terms and conditions as the executive officers of the Company, or any of them, may determine to be necessary, desirable or appropriate, such determination, and the approval thereof by this Board, to be conclusively evidenced by their execution and delivery thereof; and it is further

**RESOLVED**, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to prepare, execute, acknowledge, deliver and file with the Commission or otherwise from time to time, in the name and on behalf of the Company and the Operating Partnership, any and all amendments, modifications or supplements to the New Joint Shelf, that such officers, or any of them, may, in their discretion, determine to be necessary or desirable, such determination, and the approval thereof by the Board, to be conclusively evidenced by the preparation, execution, acknowledgment, delivery or filing thereof.

**DRIP Registration Statement**

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**DRAFT**

**WHEREAS**, on February 28, 2017, the Corporation previously filed a Registration Statement on Form S-3, File No. 333-216326 (the "Original DRIP Shelf"), registering 5,443,052 shares of common stock that may be issued by the Corporation from time to time pursuant to the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan"), which Registration Statement was effective upon filing with the Commission; and

**WHEREAS**, pursuant to Commission rules and regulations, unless amended or updated with a new registration statement, the Original DRIP Shelf will cease to be effective on February 27, 2020; and

**WHEREAS,** it is the judgment of the Board, after full consideration and due deliberation, that it is in the best interests of the Corporation and its stockholders that the Corporation file a replacement registration (the "New DRIP Shelf") to terminate the Original DRIP Shelf and register up to 5,443,052 shares of common stock covered by the Original DRIP Shelf that have not been sold as of the date that the New DRIP Shelf is filed with the Commission (the "Remaining Drip Shares").

**NOW, THEREFORE, IT IS HEREBY RESOLVED**, that the Board hereby authorizes and approves the filing of the New DRIP Shelf with the Commission under the Securities Act; and it is further

**RESOLVED**, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to file the New DRIP Shelf on such form and containing such terms and conditions as the Authorized Officers, or any of them, may determine to be necessary, desirable or appropriate, such determination, and the approval thereof by this Board, to be conclusively evidenced by their execution and delivery thereof; and it is further

**RESOLVED**, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed to prepare, execute, acknowledge, deliver and file with the Commission or otherwise from time to time, in the name and on behalf of the Company, any and all amendments, modifications or supplements to the New DRIP Shelf, that such Authorized Officers, or any of them, may, in their discretion, determine to be necessary or desirable, such determination, and the approval thereof by this Board, to be conclusively evidenced by the preparation, execution, acknowledgment, delivery or filing thereof; and it is further

**RESOLVED**, that the reservation for issuance pursuant to the Plan of the Remaining DRIP Shares be, and hereby is, ratified, confirmed and approved in all respects; and it is further

**RESOLVED**, that the issuance and sale of up to all of the Remaining DRIP Shares pursuant to and in accordance with the terms and provisions of the Plan, and for a price per share to be received by the Company to be determined in accordance with the

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DRAFT Plan, but in no event less than the par value per share of the common stock of the Company, be, and hereby are ratified, confirmed and approved in all respects. 6 C:\Users\townsendde\AppData\Loca/\Microsoft\WindowsVNetCache\Content.Outlook\9VOTKOG4\Boerd Meeting Minutes

**DRAFT**

**Further Authority**

**RESOLVED**, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company and the Operating Partnership, to prepare, execute, acknowledge, deliver and/or file with the appropriate organizations from time to time, any and all documents, instruments, agreements and certificates and to do or to cause to be done any and all such other actions or things that such Authorized Officers, or any of them, may in their discretion, determine to be necessary or desirable in connection with or in furtherance of the carrying out of the intents and purposes of the preceding resolutions, such determination and the approval thereof by the Board to be conclusively evidenced by the preparation, execution, acknowledgment or delivery of such documents, instruments, agreements or certificates, or the taking of such actions or the doing of such things; and further

**RESOLVED,** that any action heretofore or hereafter taken by any officer of the Company within the authority of the foregoing resolutions be and hereby is, in all respects authorized, approved, ratified and confirmed.

The next items of business coming for discussion before the Board were the 2020 meeting dates for the Board and the Audit Committee. Due to conflicts, Mr. Wagner advised these dates would be revised and new schedules distributed.

The next item of business coming for discussion before the Board was the investor relations update. Ms. Crockett reported that the Company issued its inaugural ESG report on December 2nd. Fidelity and Wells Capital were the shareholders with the largest increase in the third quarter. The Company has scheduled an active 2020 calendar for investor relations. Mr. DeMarco added that ISS had issued the Company a 1 rating for its governance and board structure.

The next item of business coming for discussion before the Board was the leasing results for the third quarter. Mr. Hilton informed the Board that the leasing in the core markets was sluggish for the third quarter but future activity looked promising, especially on the waterfront. The Company is currently negotiating with three prospective tenants for space on the waterfront, each lease would be over 100,000 square feet. In addition, there have been many inquiries and tours on the waterfront. Mr. Hilton added that the suburban portfolio had good activity since the end of the third quarter with the majority of the activity being extensions or expansions for current tenants.

The next item of business coming for discussion before the Board was the Roseland update. Mr. Shiff discussed the transformation of the Roseland subsidiary from its acquisition by the Company in 2012 to the present. He also reviewed the 2019 transactions and the current negotiations with Prudential in order to acquire their interests in properties at Port Imperial.

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**DRAFT**

The next item of business coming for discussion before the Board was the financial update. Mr. Smetana had reviewed the Company's third quarter financial highlights earlier in the meeting. He noted that if the sale of the Parsippany and Giralda properties are approved by the Board, the proceeds will be used to pay-off the Company's term loan. The Company will have no corporate debt or office property debt maturing in 2020 or 2021. The Company is seeking approval of an amendment to the Company's unsecured credit line which would value Harborside 1, which is offline for renovations, and Harborside 5, which is fifty percent leased, as an Appraised Value Property (as defined in the credit facility documents). Upon a motion duly made by Mr. Batkin and seconded by Dr. Reid, the Board unanimously approved the amendment to the credit facility agreement.

Mr. Smetana then recommended to the Board that the Company maintain the quarterly dividend for the fourth quarter with a record date of January 3, 2020 and a payment date of January 10$^{th}$. Upon a motion duly made by Mr. Mack and seconded by Ms. Pomerantz, the following resolutions were unanimously approved:

**4$^{th}$ Quarter 2019 Distribution/Dividend**

**RESOLVED,** that Mack-Cali Realty Corporation (the "Company"), as the general partner of Mack-Cali Realty, L.P. (the "Operating Partnership"), hereby declares and shall pay a cash distribution to its common unit holders equal to $0.20 per common unit of the Operating Partnership for the period of October 1, 2019 through December 31, 2019 authorized, issued and outstanding as of the record date mentioned below with a payment date of January 10, 2020; and it is further

**RESOLVED**, that those common operating partnership units of limited partnership interest of the Operating Partnership issued during the period October 1, 2019 through December 31, 2019 shall be entitled to a pro rata distribution from the date of issuance through December 31, 2019; and it is further

**RESOLVED,** that the Company, as the general partner of the Operating Partnership, hereby declares and shall pay a cash distribution to its Class B, Class C, Class D, Class E, Class F, Class G and Class H unit holders equal to $0.20 per Class B, per Class C, per Class D, per Class E, per Class F, per Class G and per Class H unit of the Operating Partnership for the period of October 1, 2019 through December 31, 2019 authorized, issued and outstanding as of the record date mentioned below, subject to the terms and restrictions set forth in the partnership agreement of the Operating Partnership, with a payment date of January 10, 2020; and it is further

**RESOLVED**, that those Class B, Class C, Class D, Class E, Class F, Class G and Class H operating partnership units of limited partnership interest of the Operating Partnership issued during the period October 1, 2019 through December 31, 2019 shall be entitled to a pro rata distribution from the date of issuance through December 31, 2019; and it is further

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DRAFT RESOLVED, that the Company, as the general partner of the Operating Partnership, hereby declares and shall pay a cash distribution to its Series A and Series A l unit holders equal to $8.75 per Series A and per Series A-1 unit of the Operating Partnership for the period of October 1, 2019 through December 31, 2019 authorized, issued and outstanding as of the record date mentioned below, subject to the terms and restrictions set fo1ih in the partnership agreement of the Operating Partnership, with a payment date of January 10, 2020; and it is further RESOLVED, that those Series A and Series A-1 operating partnership units of limited partnership interest of the Operating Parinership issued during the period October 1, 2019 through December 31, 2019 shall be entitled to a pro rata distribution from the date of issuance through December 31, 2019; and it is further RESOLVED, that the record date for ownership of all common, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Series A and Series A-1 limited partnership units to be entitled to such distributions shall be January 3, 2020; and it is further RESOLVED, that the Company hereby declares and shall pay a cash dividend to its common shareholders equal to $0.20 per share of common stock (par value $0.01) of the Company for the period of October 1, 2019 through December 31, 2019 authorized, issued and outstanding as of the record date mentioned below with a payment date of January 10, 2020; and it is further RESOLVED, that the record date for ownership of the common stock to be entitled to such dividend shall be January 3, 2020. F11rthcr Authority RESOLVED, that the appropriate executive officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company and the Operating Pminership, to prepare, execute, deliver, ratify, confirm, perform and approve and the file with appropriate organizations, take any and all actions, execute any and all documents, certificates, agreements, contracts, letters, requests and other instruments, and to do or cause to be done all such further acts or things as such officer or officers shall deem necessary, appropriate or desirable to carry out in fmiherance of all of the foregoing resolutions; and further RESOLVED, that any action heretofore or hereafter taken by any officer of the Company within the authority of any of the foregoing resolutions be and hereby is, in all respects authorized, approved, ratified and confirmed. The next item of business coming for discussion before the Board was the quarterly acquisitions and dispositions update. Mr. Cardoso reported to the Board that since its last quarterly meeting the Company had sold two office buildings and a land parcel in Pennsylvania. The remaining land parcel in Pennsylvania was scheduled to close later in the week completing the Company's exit from the Commonwealth. Land parcels in Red Bank, New Jersey were scheduled to close the first week of 9 C:\Users\townsendde\AppData\Loca/\Microsoft\Windows\/NetCache\Content.Outlook\9VOTKOG4\Board Meeting Minutes

DRAFT January. The next stages for the Company's disposition plan is to (i) sell the suburban buildings not located in corporate parks and sell land parcels subject to approvals, (ii) sell the Parsippany and Madison corporate parks, which are currently under contract, and (iii) have sale contracts executed for the Short Hills, Metro Park and Red Bank office parks by year end to complete the exit from the suburbs. Mr. Cardoso informed the Board that the sale price for the Parsippany and Madison properties is $285,000,000 in cash and the proceeds, as previously mentioned by Mr. Smetana, would be used to pay dmvn Company debt. Upon a motion duly made by Ms. Robertson and seconded by Ms. Gerardo Lietz, the following resolutions were unanimously approved: Disposition of Office Portfolio Assets WHEREAS,Mack-CaliRealtyCorporation(the "Company") owns two suburban office po1ifolios consisting 15 buildings totally approximately 2.4 million square feet of office space in Parsippany, New Jersey and Madison, New Jersey (the "Parsip12an:y· and Giralda Office Propcrti_cs") as further described in the transaction review memo dated December 12, 2019 and attached hereto as I·:xhibit J\ (the "TR.1\1"); and WHEREAS, pursuant to the authority granted to the Company, as general partner of Mack-Cali Realty, L.P., a Delaware limited partnership (the "Opcrati1w. Partnership"), by Sections 9.1 and 9.2 of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the "Partncrsbip Agreement"), and in order to achieve ce11ain financial and business objectives, the Board of Directors of the Company (the "Board") desires to adopt certain resolutions relating to the Parsippany and Giralda Office Properties as may be approved by any of the executive officers of the Company (each, an "Authorized Officer"); and WHEREAS, the Company desires to sell the Parsippany and Giralda Office Properties to a joint venture to be formed bet\veen Onyx Equities, LLC in partnership with Taconic Capital Advisors, L.P., and Axionic Capital LLC (collectively, the "Purchasers") for an aggregate purchase price of approximately $285 million in cash and approximately $3.5 million of assumed lease obligations on the terms and conditions as set forth in the TRM; and WHEREAS, the Board, after full consideration and due deliberation of the proposed sale of the Parsippany and Giralda Office Properties as set f01ih in the TRl\1, has determined that it is desirable and in the best interest of the Company to authorize and approve the Company's entry into definitive agreements relating to the sale of the Parsippany and Giralda Office Properties on the terms described in the TRM. NOW, THEREFORE, IT IS RESOLVED, that the Company, as sole general partner of the Operating Partnership, be, and it hereby is, authorized, individually and on behalf of the Operating Partnership and its subsidiaries to enter into, or cause the Operating Partnership and its subsidiaries to enter into, definitive agreements for the sale of the Parsippany and Giralda Office Properties with the Purchasers substantially on the terms and conditions set forth in the TRM; and it is fuiiher 10 C:\Users\townsendde \AppData \Local\Microsoft\Windows\I NetCache\Con tent. Outlook\9 VOTKOG4 \Board Meeting Minutes

DRAFT RESOLVED, that any Authorized Officer of the Company be, and each of them individually hereby is, authorized to, on behalf of the Operating Partnership for which the Company is the general patiner, to enter into and perform the obligations of the Company or the Operating Partnership under any other agreements or amendments related to the sale of the Parsippany and Giralda Office Properties or required thereby containing such terms and conditions, setting forth such rights and obligations and otherwise addressing or dealing with such subjects or matters determined to be necessary, appropriate or desirable by the officer executing the same, the execution thereof by such officer to be conclusive evidence of such determination, and to do all such other acts or deeds as are or as are deemed by any such officer to be necessary, appropriate or desirable to carry out, and in furtherance of, the foregoing resolutions, and to enter into such other agreements or understandings as are necessary, appropriate or desirable to effectuate the intent of, or matters reasonably contemplated or implied by, this resolution and each of the foregoing resolutions. Further Authority RESOLVED, that the Authorized Officers of the Company be, and each of them hereby is, authorized and directed to take any and all action as such officer or officers shall deem necessary or desirable to carry out, and in furtherance of, the foregoing resolutions; and it is further RESOLVED, that the Authorized Officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name of and on behalf of the Company and the Operating Partnership, to prepare execute, deliver, ratify, confirm, perform and approve and to file with appropriate organizations, any and all actions taken, documents, certificates, agreements, contracts, letters, requests and other instruments, and to do or cause to be done all such further acts or things as such officer or officers shall deem necessary or desirable to carry out, and in furtherance of, the foregoing resolutions; and it is further RESOLVED, that any action heretofore or hereafter taken by any Authorized Officer of the Company within the authority of the foregoing resolutions be and hereby is, in all respects authorized, approved, ratified and confirmed. At this point in the meeting, members of Goldman Sachs (Andy Jonas, Zach Eckler, Mike Graziano, Alex Haley, Jacob Hamilton, and Jackie Shepherd), and Bank of America Merrill Lynch (Jeff Horowitz, Jonathan Feichmann, Kevin King, Ben Lett, and Chris Porter) joined the meeting. Jeffrey Hochman of Willkie Farr & Gallagher, counsel to the Shareholder Value Committee of the Board, joined the meeting. Each investment banking firm presented to the Board, as instructed by the Shareholder Value Committee, each of their views as to the Company's strategic direction and options available to the Company. The next item of business coming for discussion before the Board was the presentation by the 11 C:\Users\townsendde\AppOata\Loca/\Microsoft\Windows\/NetCache\Content.Outlook\9VOTKOG4\Board Meeting Minutes

DRAFT Shareholder Value Committee. Mr. Bernikow, chair of the Shareholder Value Committee, reviewed with the Board the Shareholder Value Committee's recommendations, which included the sale of the suburban assets and the creation of a new committee of the Board to move forward. Upon a motion duly made by Mr. Bernikow and seconded by Mr. DeMarco, the Company was authorized to proceed with the sale of the Company's suburban office portfolio. The Board also authorized the Nominating and Corporate Governance Committee to form a new committee to (i) consider the recommendations of the Shareholder Value Committee discussed at the meeting, including the reports provided by Goldman Sachs and Bank of America Merrill Lynch, (ii) work with management in evaluating any offers to purchase the Company or any substantial portions of its assets that may be received, and (iii) explore \Vays of maximizing shareholder value. It was noted that the Shareholder Value Committee had completed its work and was dissolved. Mr. Mack thanked the Shareholder Value Committee members for their time and efforts. There being no further business to be brought before the Board, the meeting was duly adjourned. Respectfully Submitted, Gary T. Wagner, Secretary 12 C:\Users\townsendde\AppData\Local\Microsoft\Windows\/NetCache\Content.Out/ook\9VOTKOG4\Board Meeting Minutes

DRAFT EXHIBIT A 13 C:\Users\townsendde\AppData\Local\Microsoft\Windows\/NetCache\Content.Outlook\9VOTKOG4\Board Meeting Minutes

Draft-January 3, 2020 PRIVILEGED AND CONFIDENTIAL ATTORNEYS' WORK PRODUCT Mack-Cali Realty Corporation: Special Committee Outline i Pur c> - ----- 1-T_h_e_M_a.ck-i ; ard of Dire t r -(; - ';oard") will form an ad hoc committee (the "Committee") for the purpose of providing strategic oversight and guidance to the Company's management in (1) evaluating and responding to any offers, proposals, indications of interest or other inquiries relating to a potential transaction involving the Company or a substantial portion of its assets (each, a "Proposal") and (2) exploring, I evaluating and implementing other potential strategies presented by management for advancing the Company's strategic transformation and maximizing stockholder value. : Duties and . Responsibilities: The duties and responsibilities of the Committee will be as follows: Working with the Company's management in reviewing, evaluating and developing strategies for responding to any Proposals received from third parties; Authorizing management to engage in discussions or other substantive communications with any third parties in connection with any Proposals; Considering and discussing with management the advisability of contacting any third parties regarding a potential transaction, authorizing management to contact and engage in discussions with any . potential acquirors, and reviewing and discussing management's rep01is regarding any such communications; and Reviewing and discussing with management any potential strategies, initiatives and ideas presented by management for maximizing stockholder value. Composition: The Committee will be comprised of six (6) members, including five voting members and one (1) ex officio, non-voting member, as follows: five (5) independent directors, who will be voting members: Dr. Irvin Reid, Alan S. Bernikow; Laura Pomerantz, Rebecca Robertson and Frederic Cumenal; and Michael J. DeMarco, CEO of the Company, who will be a non voting member. Dr. Reid will serve as Chair of the Committee.

Procedures:•The Chair will be the point of contact for all communications with the Company's management on matters that come before the Committee. Management will report all Proposals received from any third parties to the Chair, who will promptly communicate such Proposals to the other members of the Committee. Any Proposals received by any member (or group of members) of the Committee from any third paiiies in any form (e.g., letters, e-mails, telephone calls, in-person conversations, etc.) will be promptly communicated by such member(s) to the Chair, who will promptly communicate such Proposals to the other members of the Committee and the Company's management. Members of the Committee will communicate with outside third paiiies only tlu·ough the Company's management or professional advisors. Meetings of the Committee will be called by the Chair as often as he deems necessary to carry out the Committee's responsibilities. The Chair will also call a meeting of the Committee when requested by the Company's CEO. The Committee will make regular reports to the Board regarding the activities of the Committee. Advisors; Other Resources: Compensation: The Committee will be authorized to consult with the Company's financial, legal and other professional advisors on matters that come before the Committee. With the permission of the Board, the Committee may seek the advice of such other professionals and/or utilize such other resources as may be necessary for the Committee to carry out its responsibilities. The Committee members will receive such fees and other compensation ! for their service as may be determined by the Board, consistent with the l Company will reimburse the Committee members for their reasonable out of-pocket expenses. --------·········· ...····-· ............ ·· ----·-···-················ ·--·····-··-·····. 2

Exhibit B December 4, 2019 Email ACTIVE 49226369v2

From: Wagner, Gary [mailto:GWagner@mack-cali.com] Sent: Wednesday, December 4, 2019 9:55 AM To: 'William Mack' <wmack@mackregroup.com>; abernikow@k2intelligence.com; 'Lisa Myers' <lfmyers@me.com>; frederic cumenal <frederic.cumenal@gmail.com>; 'Gerardo Lietz, Nori' <nglietz@hbs.edu>; 'Gilmartin, MaryAnne' <mgilmartin@llmag.com>; 'Alan Batkin' <Alan@batkin.com>; 'Irvin Reid' <ad6684@wayne.edu>; Laura Pomerantz/USA <Laura.Pomerantz@cushwake.com>; 'Rebecca Robertson' <rrobertson@armoryonpark.org> Cc: DeMarco,Michael <mdemarco@mack-cali.com>; Block, Dennis J. (Shld-NY-CP) <blockd@gtlaw.com>; 'Hornick, Blake' <BHornick@seyfarth.com>; 'Yvette Toma' <YToma@mackregroup.com>; Vanessa Bajaio <vbajaio@k2intelligence.com>; 'Sabrina Stennis-Jefferson' <stennis@wayne.edu>; 'cawalsh@hbs.edu' <cawalsh@hbs.edu>; 'Crystal Gruber/USA' <Crystal.Gruber@cushwake.com>; 'West, Danielle' <dwest@llmag.com>; 'Lori Nelson' <lnelson@armoryonpark.org>; Epstein, Susan <SEpstein@mack cali.com> Subject: Bow Street *EXTERNAL TO GT* Dear Board Members: Attached is a copy of a letter I received from Bow Street Monday afternoon interlineated with Mike's response to the individual points raised in the letter. In addition, as referenced in Mike's response, attached is a copy of a letter BAML forward to Tom Rizk of Rizk Ventures last night. If you require anything further, please let me know. With kind regards, Gary Gary T. Wagner General Counsel and Secretary Mack-Cali Realty Corporation Harborside 3 j 210 Hudson Street I Suite 400 I Jersey City, NJ 07311 DL: 732.590.15161Fax:732.590.1009 I Cell: 908.500.7537 Email: gwagner@mack-cal1.corn Web: www.mack-cali.com This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.

Board of Directors Mack-Cali Realty Corporation Harborside 3 210 Hudson Street, Suite 400 Jersey City, NJ 07311 December 2, 2019 Mack-Cali Directors: We have become aware that Mack-Cali Realty Corporation (''Mack-Cali" or the "Company") and Bank of America - its financial advisor - were approached last week by a party expressing a clear and definitive interest in an acquisition of 100% of Mack-Cali. This pany (the "Bidder") - a highly credible group comprised of a multi-billion dollar publicly traded REIT and a respected local partner - has been working on a proposal for several months and has secured financing for a transaction. In accordance with the process established by Mack-Cali, the Bidder contacted Bank of America to request an in-person meeting this week at which to present their proposal. MJD RESPONSE: Bow Street's letter claims that we are refusing to talk to a credible bidder. llorvever, asfurther explained in ;ny conunents belorv, there is no bid to ;vhich the Co;npany could respond, and it is unclear iftlzere is a bidder group with which the Company could engage in further discussions at this time. Thefacts are as follows: Thomas Rizk, the former CEO of Mack-Cali (20 years ago), approached BAML in mid-September 2019 to request an in-person meeting with me to discuss his interest in acquiring Mack-Cali. I had met Tom in early 2016, when he was thinking about bidding to buy certain assets we might be selling. He has never made a bid on any of the $2,75 billion worth of assets we have sold to date. I met with Tom on September 25, 2019. At the meeting, Tom stated that he was interested in acquiring the Company and was working to secure debt and equity financing. He did not specify, however, any substantive terms of his proposal, such as purchase price, financing sources or closing conditions.

In response, I told Tom, as I have told other interested parties, that while the Board of Directors has not determined that the Company isfor sale, I am open to listening to all offers and would report back to the Board, as I have done previously. I also told Tom that in order to present his proposal to the Board, I needed him to provide the substantive terms of his offer, including the following: purchase price (which should be a specific number or tight range); equity and debt financing sources (including their level of commitment and required due diligence); any co-bidders or other partners (including evidence that they are infact interested in participating in any transaction); closing conditions,· due diligence requirements and anticipated timeframe for completing the transaction; and any other material terms that should be considered by the Company in reviewing his proposal. At the meeting, Tom also inquired regarding Bill Mack's tax position. I stated that Bill Mack is a shareholder oftlze Company and that any questions regarding !tis and hisfamily's tax position should be discussed with the Macks. As Tom had worked for Bill in the past, I suggested that he reach out to Bill directly. In subsequent weeks, I also !tad a long, thorough in-person meeting with Tom Grier of JPM (at his request) to discuss i'lf ack-Ca!i 's asset portfolio, as he was trying to arrange financing for Rizk 's portion of the acquisition. It is ironic that I took two long meetings in three weeks, and I am being accused of not being accessible. As reported to the Bidder by Bank of America Managing Director Jeffrey Horowitz, Mack-Cali CEO Michael Demarco declined an in-person meeting with this party, and stipulated that only certain members of the group be allowed to participate in a telephone call. Notably, this is the second time in recent weeks this Bidder has approached Mack-Cali to express interest in an acquisition. Following both interactions, the Bidder expressed surprise at the lack of constructive engagement from Mr. DeMarco and the Company.

*MJD RESPONSE: Bow Street's letter misstates the facts. In late-November, Rizk and supposedly UDR (formerly known as United Dominion Realty, a Colorado based REIT with a small NYC presence) requested (through BAML) another in-person meeting with me to discuss their interest in acquiring the Company. In response, we instructed BAML to ask them to confirm that they were going to provide the information that we had requested (as described above) as part of this process. However, they stated they were unwilling to provide the requested information, but wanted to meet anyway.*

*For the record, we were approached only once, the Wednesday before Thanksgiving, late in the afternoon, around 4:00 pm. They asked to meet on Tuesday, December 3rd. Given the Compensation Committee Meeting scheduled for December 2nd, preparation for the upcoming Board Meeting and the fact that the Shareholder Value Committee had not yet finished its analysis, I asked for that meeting to be held after the Board Meeting, when I would have had an opportunity to discuss their proposal more fully with the Board before meeting with them. Also, I did not speak to Tom Rizk directly, as he does not contact me directly. He interacts only with BAML, who has known him for a long time.*

*Bow Street is also in error regarding the phone call. I understand that Bow Street is alluding to Rockpoint, whose participation in the meeting was requested by Tom Rizk. However, Rockpoint declined to attend the meeting because of their existing NDA with the Company. Rizk then wanted us to waive Rockpoint's NDA, so that Rockpoint could participate in discussions relating to a potential transaction. However, this decision can be made only by the Board. If Rizk and UDR submit an acquisition proposal that the Board deems attractive and workable and such proposal contemplates that Rockpoint will acquire a portion of the Company's assets as part of the overall transaction, the Board may determine to waive the Rockpoint NDA at the appropriate time.*

Mr. DeMarco has displayed a consistent disregard for the ongoing strategic review currently underway at Mack-Cali. On Mack-Cali's most recent earnings call, he referred to the Special Committee's pending recommendation as "belt[s] and suspenders,"[1] suggesting he believes its conclusions to be preordained and immaterial to the direction of the Company. We do not believe Mr. DeMarco's actions to be in the best interests of shareholders and urge the Board of Directors to engage directly with the Bidder towards a value creative outcome. MJD RESPONSE: Bow Street's comments about my "belts and suspenders" reference are disingenuous and take my words out of context. On the Earnings Calf, I laid out that the Board and Shareholder Value Committee would receive three items to assist them in the process: I) the Goldman Report, 2) an updated BAML report, and 3) an asset-by-asset analysis by JLL. I commented that the entire process was a belts and suspenders approach, which expression was meant to indicate -and I believe is general(v understood by others to indicate - a thorough, thoughtful method to approaching a problem. Given the concerns expressed by the Bidder, we believe Mack-Cali's Special Committee and Board should oversee all discussions with this interested party as well as those with a!I other prospective acquirors. The Special Committee was overwhelmingly mandated to this role by shareholders at Mack Cali 's June annual meeting, and such oversight is clearly in line with best governance practices. As such, we suggest that Lead Independent Director and Special Committee member Alan Bernikow participate in a!! discussions involving a sale or partial sale of Mack-Cali. MJD RESPONSE: As I explained to the Board at the last meeting and other meetings, we follow a process for all meetings with parties that express interest in a transaction involving the Company. As they come into me, I take all such meetings personally, often with othersfrom Mack-Cali. After the meeting, I contact thefollowing persons: I) Gary Wagner, General Counsel, to discuss the nature of the information and the quality of interest; and 2) Dennis Block and Blake Hornick, Counsel for the Board and the Company, to discuss any disclosure issues and any other legal matters. After that, I personal(v call Al Bernikow, Lead Independent Director, William Mack, Chairman, and as of late, Dr. Irvin Reid, Head of the Governance Committee. We discuss, as a group, whether tltefull

*Board should be notified at once or if the matter can wait until the next Board meeting. This was the process that we followed with respect to the Bow Street and Kushner proposals.*

The deteriorating operating results in Mack-Cali's commercial segment underscore the urgency of a value creative transaction. Leverage is at an all-time high, vacancy is rising, and Mack-Cali continues to subordinate its interest in its multi-family joint-venture to the Rockpoint Group. Mr. DeMarco has publicly advocated waiting for Mack-Cali's late December board meeting (and the conclusion of the Special Committee's strategic review) prior to engaging in strategic discussions. However, the presence of a bona fide bid should trump the procedural formality.

*MJD RESPONSE: This is another disingenuous comment by Bow Street. The operating statistics are well known and have not changed since their last letter. I expressed publicly that the Shareholder Value Committee would complete its work and the full Board of Directors would review its recommendations. That response was agreed by us as a group at our September Meeting. Anything else I would say would demean the Shareholder Committee's work and its members.*

*Moreover, it is far from clear that Rizk's proposal is a "bona fide bid." To my knowledge, Tom Rizk has never done a deal of this size. I would expect that he does not have the equity or debt needed to acquire the entire Company and is looking for partners that would be interested in acquiring various parts of the Company's portfolio. I understand that he has contacted a number of financing sources in the last several weeks, including Goldman, BAML and, of course, Bow Street. In fact, I spoke to Andy Jonas of Goldman and we compared notes on potential bidders. He told me that Rizk was looking for financing sources and we shared the view that Rizk was unlikely to be a credible bidder.*

*It also appears that Rizk is looking to partner with UDR (which I know to be a well-regarded company.) BAML knows UDR, as does Goldman. According to BAML, UDR's alliance with Rizk contemplated that UDR would buy the Roseland platform or a portion that contains performing assets.*

*However, Roseland would be a large transaction for UDR. Also, according to BAML, UDR has indicated they may not be at our NAV.*

*We understand that Rizk has also approached Rockpoint in an attempt to discuss their interest in acquiring the non-performing portion of the Roseland platform. As described above, Rockpoint has an NDA with the Company and declined to participate in any discussions without the Company's consent. However, Rockpoint did relay to me that UDR was not willing to purchase the entire Roseland platform and that Rizk did not appear to have the necessary equity to fund a transaction.*

*Based on the foregoing, it does not appear that a credible offer has been received and we have serious doubts regarding the formation of a bidding group capable of proposing an attractive and workable transaction. After discussing this matter with Al Bernikow, it was determined that BAML should send a letter to Mr. Rizk clarifying our position. A copy of the letter that was sent by BAML to Mr. Rizk at the Company's request is attached hereto.*

Throughout the course of our proxy solicitation, we met with the vast majority of Mack-Cali's shareholders. It is difficult to imagine that any of them would find Mr. DeMarco's recent actions consistent with the mandate for which they voted only five months ago.

*MJD RESPONSE: We had NAREIT two weeks ago, none of our largest investors share BOW Street's view or concerns.*

| | |
|---|---|
| Respectfully, Akiva Katz<br>Managing Partner | Howard Shainker<br>Managing Partner |

December 3, 2019 Rizk Ventures 570 Lexington Avenue, Suite 2600 New York, NY 10022 Attention: Thomas Rizk, CEO Dear Tom: Last week, you approached BofA Securites to express your interest in acquiring Mack Cali Realty Corporation ("Mack-Cali" or the "Company") and requested an in-person meeting with Michael DeMarco, Mack-Cali's CEO, to present your acquisition proposal. As you know, we arranged an in-person meeting for you with Mr. DeMarco on September 25, 2019. We understand that while you discussed with Mr. DeMarco your interest in a potential acquisition of the Company, you have repeatedly declined to provide any substantive terms of a proposal, such as purchase price, equity financing sources or closing conditions. As a result, the Company has asked us to advise you that it is not prepared to engage in further discussions with you at this time. If you wish to make an offer to acquire Mack-Cali that could be presented for consideration to the Mack-Cali Board of Directors, it must be in writing and address, at a minimum, the following: the proposed purchase price and form of consideration to be paid, including a description of any material assumptions or qualifications used to determine the proposed valuation for the Company; "the financing arrangements, including the sources of funds and evidence that any external financing sources are prepared to extend equity or debt financing in amounts sufficient to complete the proposed transaction; if any co-bidders or other partners are expected to participate in the proposed transaction, a description and names of such co-investors and their role in the proposed transaction, including evidence that such parties are in fact interested in participating in a potential transaction and have agreed to be included in any proposal; any regulatory approvals and other contingencies to which the proposed transaction would be subject, including the anticipated timing for obtaining such approvals and completing the transaction; n ,

Bank of America Merrill Lynch "your due diligence requirements, including the estimated timing for completing your due diligence review; and any other material terms or other factors that should be taken into consideration by the Company in reviewing your proposal. Thank you for your interest in Mack-Cali. Very truly yours, Jeffrey Horowitz cc:Michael J. DeMarco, CEO, Mack-Cali Realty Corporation Alan S. Bemikow, Lead Independent Director

Exhibit C December 11, 2019 Email ACTIVE 49226369v2

**From:** Wagner, Gary [mailto:GWagner@mack-cali.com]
**Sent:** Wednesday, December 11, 2019 9:16 AM
**To:** wmack@mackregroup.com; abernikow@k2intelligence.com; DeMarco,Michael <mdemarco@mack-cali.com>; 'Rebecca Robertson' <rrobertson@armoryonpark.org>; 'Irvin Reid' <ad6684@wayne.edu>; lfmyers@me.com; Laura Pomerantz/USA <Laura.Pomerantz@cushwake.com>; 'Gerardo Lietz, Nori' <nglietz@hbs.edu>; 'Alan Batkin' <Alan@batkin.com>; 'Gilmartin, MaryAnne' <mgilmartin@llmag.com>; frederic cumenal <frederic.cumenal@gmail.com>
**Cc:** Block, Dennis J. (Shld-NY-CP) <blockd@gtlaw.com>; BHornick@seyfarth.com; Marshall Tycher <Tycher@Roselandres.com>; Smetana, David <dsmetana@mack-cali.com>; 'Yvette Toma' <YToma@mackregroup.com>; Vanessa Bajaio <vbajaio@k2intelligence.com>; 'Lori Nelson' <lnelson@armoryonpark.org>; 'Sabrina Stennis-Jefferson' <stennis@wayne.edu>; 'cawalsh@hbs.edu' <cawalsh@hbs.edu>; 'Crystal Gruber/USA' <Crystal.Gruber@cushwake.com>; 'West, Danielle' <dwest@llmag.com>
**Subject:** Rizk Ventures

***EXTERNAL TO GT***

Dear Board Members:

Attached is a copy of BofA's response to Rizk Ventures' letter forwarded to you Monday afternoon (a copy of which I also attach for your convenience).

If you require anything further, please let me know.

With kind regards,

Gary

**Gary T. Wagner**
General Counsel and Secretary
Mack-Cali Realty Corporation
Harborside 3 | 210 Hudson Street | Suite 400 | Jersey City, NJ 07311
DL: 732.590.1516 | Fax: 732.590.1009 | Cell: 908.500.7537
Email: gwagner@mack-cali.com
Web: www.mack-cali.com

This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.

December 10, 2019 Rizk Ventures 570 Lexington Avenue, Suite 2600 New York, NY 10022 Attention: Thomas A. Rizk, CEO Dear Tom: I am writing on behalf of Mack-Cali Realty Corporation ("Mack-Cal:" or the "Company") in response to your letter, dated December 6, 2019, in which you indicated your interest in acquiring, together with certain co-bidders or partners, the Company in a negotiated transaction. By letter dated December 3, 2019, BofA Securities advised you that in order to be presented for consideration to the Mack-Cali Board, your offer needs to be in writing and should address the key elements of your proposal, including the proposed purchase price, financing sources, potential co-bidders, due diligence requirements and other material terms. Unfortunately, while your indication of interest purports to address the items specified in our letter, it fails to provide the requested information with the level of specificity necessary for the Board to evaluate your proposal. In particular, your letter omits, among other things, tht following critical information regarding a potential transaction: the material assumptions on which the proposed purchase price of $24 to $27 per share is based, including any assumptions that ri:sulted in your proposal contemplating such a wide price range; the proposed division of Mack-Cali's asset portfolio among Rizk Ventures, UDR and any other potential co-bidders or other partners; detailed sources and uses, including the proposed cash and stock consideration mix, anticipated treatment of the Company's existing corporate-level debt, estimated transaction costs, proposed equity and debt financing amounts, and any anticipated equity ro!lover; the proposed equity financing sourcts and their respective commitment amounts, including the amount of equity to be funded by Rizk Ventures and its sources supporting such commitment;

BofA Secun11es, Inc Bank of America Merrm lynch the amount of equity expected to be contributed by UDR, including a written confirmation from UDR that it is prepared to panicipate in a potential transaction on the terms described in your letter; the anticipated amount of debt financing, including a highly confident letter from lP. Morgan confirming that it is prepared to provide a full bridge financing commitment at the time a definitive acquisition agreement is signed; the specific Mack-Cali equity holders (other than Rockpoint Group) that you wish to approach regarding a potential rollover, including whether any such rollover or any participation by Rockpoint Group will be a condition to closing; a detailed list of your business, financial, accounting, legal and other due diligence requirements; and a complete list of your professional advisors, including financial and legal advisors to Rizk Ventures, UDR and any other members of the buyer group. The foregoing information, in addition to the other issues raised in our previous letter (a copy of which is attached hereto), is necessary for the Mack-Cali Board to consider and evaluate your proposal. Thank you for your continued interest in Mack-Cali, V cry truly yours, Jeffrey Horowitz cc:Michael J. DeMarco, CEO, Mack-Cali Realty Corporation Alan S. Bernikow, Lead Independent Director, Mack-Cali Realty Corporation 0 ;

I rizkverlures I Rizk Ventures 570 Lexington Avenue, Suite 2600 New York, NY 10022 212-980-0100 E-Mail: info@rizkventures.com Web: www.rizkventures.com December 6, 2019 STRICTLY CONFIDENTIAL Jeffrey Horowitz Global Head of Real Estate, Gaming & Lodging Investment Banking Bank of America Merrill Lynch One Bryant Park, 8th Floor New York, NY I 0036 Re: Preliminary Indication of Interest - Mack-Cali Realty Corporation (the "Company") Dear Jeff: In response to your letter dated December 3, 2019, Rizk Ventures, LLC ("RV") is pleased to submit this non-binding indication of interest (this "Indication of Interest") outlining the general terms on which RV and certain co-bidders or partners (colJectively, the "Buyer Group") would be prepared to acquire the Company in a negotiated transaction (a "Transaction''). We appreciate the opportunity to provide this Indication of Interest, and believe that our proposal represents an opportunity for the Company's board to deliver significant value to stockholders. RV and the Buyer Group are prepared to dedicate significant time and resources to negotiate and effect a Transaction on the most expedient basis possible. The principal terms of our non-binding proposal are summarized below: L Price and Form of Consideration. Based on our review of the Company's public filings and various conversations with you and other representatives of the Company, the Buyer Group would propose to acquire the Company for a total purchase price range of $24.00 to $27.00 per share ("Purchase Price"). The Purchase Price would be paid in a combination of cash and a mix of common shares and operating partnership units ("OP units") of our anticipated co-bidder, UDR, lnc. ("UDR"). UDR would expect that any UDR common shares or OP units would be based on a fixed value determined on a customary VW AP look-back basis calculated as of the date of execution of any definitive agreement, but subject to a customary pricing collar on terms mutually agreeable to UDR and the Company. The structure of the Transaction is subject to the Buyer Group's financial, tax and legal due diligence, as well as potential discussions with the Key Eguitv I I oldcrs (as defined below) regarding a rollover or other continuation of all or a portion of their investment. Financing. The Buyer Group anticipates having fully committed consideration sufficient to fund the entire Purchase Price and related costs and expenses for a Transaction at the time of signing of the applicable definitive agreement. In addition to the UDR common shares and OP units described above, RV has arranged for the balance of the financing with J.P. Morgan ("JPM"). Subject to the completion of customary due diligence and negotiation and execution of the Transaction documentation, JPM has reviewed the proposed Transaction and indicated it is confident it could provide RV the necessary financing. The Buyer Group does not anticipate having any financing contingencies in the definitive agreement. Anticipated Partners. RV has been discussing a potential Transaction with UDR, and expects UDR to participate as a co-bidder that would acquire certain of the Company's assets. No definitive or formal US-DOCS\112020 !99.1 arrangements currently exist between RV and UDR. However, RV has conferred with UDR in formulating this proposal and, in reliance on the confidentiality provisions set forth below in this letter, UDR has agreed be named herein.

4. **Existing Equity Holders.** The Buyer Group is open to working with certain existing equity holders of the Company and its subsidiaries, including Rockpoint Group, OP Unitholders and any other key joint venture partners of the Company or its affiliates (collectively, the "Key Equity Holders"), regarding a potentially tax-advantageous rollover or other continuation of all or a portion of their investment in the Company or its subsidiaries or other participation in the Transaction.

5. **Conditions and Approvals**. The Buyer Group's willingness to effect a Transaction is subject to completion of customary, financial, real estate, tax and legal due diligence, and negotiation of definitive agreements mutually acceptable to the Buyer Group and the Company. The Buyer Group would expect any such definitive agreement to include conditions to closing that are customary for a public company change of control transaction. While the Buyer Group would not expect to include any financing contingencies in the definitive agreement, the potential need to obtain lender consents in connection with the Transaction from the existing lenders to the Company is subject to completion of financing and legal due diligence.

   As part of our due diligence investigation, the Buyer Group would expect the Company to facilitate discussions among the Buyer Group and the Key Equity Holders regarding potential terms on which the Key Equity Holders would continue their investment in the Company or otherwise participate in the Transaction.

   Any participation in a Transaction by UDR would be subject to review and approval by the UDR board of directors.

6. **Non-Disclosure and Exclusivity Agreement**. The Buyer Group looks forward to entering into a mutual non-disclosure agreement with the Company and would expect to enter into a customary exclusivity agreement with the Company, structured as a 30-day initial diligence period subject to extension for an additional 30-days if RV and the Buyer Group re-confirm value at the end of the initial period.

7. **Due Diligence.** RV and the Buyer Group are prepared to devote significant time and resources to fully diligence and underwrite its proposed Transaction. In addition to working with JPM on financing for the Transaction, the Buyer Group has engaged Latham & Watkins LLP and Dechert LLP as legal advisors. We would expect to complete our due diligence within 60 days of being granted access to a substantially complete diligence data room, and would look to begin scheduling on-site diligence activities immediately. In addition, the Buyer Group requests that the Company immediately allow the Buyer Group to commence discussions with the Key Equity Holders.

8. To the extent that you have any questions regarding this Indication of Interest, please feel free to contact Mr. Thomas Rizk or Mr. Roger W. Thomas. Their applicable contact information is as follows:

Thomas A. Rizk
Rizk Ventures
570 Lexington Avenue, Suite 2600
tom@rizkventures.com
Office Phone: 212-980-0100

Roger W. Thomas
Rizk Ventures
570 Lexington Avenue, Suite 2600
roger@rizkventures.com
Office Phone: 212-980-0100

The contents of this Indication of Interest are not to be disclosed to any other party other than the Company's board of directors and your and its representatives and not to be made public. If this Indication of Interest is disclosed to any other party or otherwise made public without RV's and UDR's consent, it will be deemed to be immediately withdrawn. This Indication of Interest is non-binding, and the Company's acceptance of it will be effective only if and when definitive agreements shall have been approved as necessary by all parties and executed and delivered by all parties. Until such time, neither RV, UDR, any other members of the Buyer Group nor any of their affiliates or financing sources shall have any obligation to the Company with respect to any proposed Transaction. This Indication ofinterest does not constitute a commitment or agreement by any party as to any matter. We continue to be firmly committed to devoting all necessary resources to complete a Transaction expeditiously and look forward to hearing from you soon. Please do not hesitate to contact us with any questions or to further discuss our proposal. [SIGNATURE PAGE FOLLOWS]

Sincerely, Rizk Ventures, LLC Bv:/YJ / Tl1 Chief Executive Officer cc:Michael J. DeMarco, CEO, Mack-Cali Realty Corporation Alan S. Bernikow, Lead Independent Director UDR, Inc.

Exhibit D December 20, 2019 Email ACTIVE 49226369v2

From: Wagner, Gary Sent: Friday, December 20, 2019 6:17 PM To: wmack(a)mackregroup.com;!\Bernikow@k2i11telligence.com; DeMarco,Michael <mdemarco@rnack cali.com>; Rebecca Robertson <rrobertson(ruarmorvQ!.!.f2ark.org>; 'lfmyers@me.com' <lfmverscwme.corn>; 'Laura Pomerantz/USA' <Luura.Pornerantz@rnshwake.com>; 'Alan Batkin' <Alan@lbiltkin.com>; 'Gerardo Lietz, Nori' <nglietz@J.:ibs.edu>; MaryAnne Gilmartin (mgilrnartin@llmag.com} <rngilmar1in(wllmag.con!>; frederic cumenal <frederic.curnenal@grnail.com>; reid <reid(wwayne.edu> Cc: Dennis J.Block{blo. _!s.Q_@gtlaw.com} <blockd@gtlaw.com>; 'Hornick, Blake' <BHornick@seyfarth.com>; 'Yvette Toma' <YTorna(Ulmackregroun.com>; Vanessa Bajaio <vbajoio(wk2int·elligence.com>; 'Lori Nelson' <lnelsor.i_@arn.1oryonpark.org>; 'Crystal Gruber/USA' <Crvstal.Gruber(wcushv-1ake.com>; 'cawalsh@hbs.edu' <( lwalsj}.@hbs.eQ!!>; 'West, Danielle' <dwest(CTJllrnag.com>; Epstein, Susan <SEpsteinM121ack-cali.com> Subject: Rizk Ventures Dear Board Members: Attached is the response from Bank of America to Rizk Ventures delivered late this afternoon with respect to Rizk's most recent correspondence. If you require anything further, please let me know. With kind regards, Gary Gary T. Wagner General Counsel and Secretary Mack-Cali Realty Corporation Harborside 3 I 210 Hudson Street I Suite 400 I Jersey City, NJ 07311 DL: 732.590.15161Fax:732.590.10091Cell:908500.7537 Email: gwag.QSI@rnack·cal1 COIJJ Web: \l,!WW.mack-cali.com This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone QJ_2.L990-·1000, and delete this message. Thank you very much.

December 20, 2019 Rizk Ventures 570 Lexington Avenue, Suite 2600 New York, NY 10022 Attention: Thomas A. Rizk, CEO Dear Tom: I am writing on behalf of Mack-Cali Realty Corporation ("Mack-Cali" or the Tompany") in response to your letters, dated December 13, 2019 and December 19, 2019, concerning your previously submitted indication of interest with respect to a potential acquisition of the Company. On behalf of the Company, I would like to thank you for your continued interest in Mack-Cali. However, the Company has asked us to advise you that it is not prepared to engage in further discussions with you regarding a potential transaction at this time, for the reasons described below. We have previously advised you that in order to be presented for consideration to the Mack-Cali Board of Directors, your proposal needs to include certain information relating to a potential transaction. Such information was described in detail in our letters dated December 3, 2019 and December 10, 2019, which included specific questions relating to the key elements of your proposal. Unfortunately, having carefully reviewed your December 13, 2019 letter, we continue to believe that your proposal is missing critical information that is necessary for the Mack-Cali Board to consider and evaluate the proposed transaction. As a result, the Company does not believe that engaging in further discussions with you regarding a potential transaction would be warranted at this time. Very truly yours, Jeffrey Horowitz cc:Michael J. DeMarco, CEO, Mack-Cali Realty Corporation Alan S. Bernikow, Lead Independent Director, Mack-Cali Realty Corporation

Exhibit E February 5. 2020 Email ACTIVE 49226369v2

**From:** Wagner, Gary
**Sent:** Wednesday, February 5, 2020 2:27 PM
**To:** William Mack <wmack@mackregroup.com>; abernikow@k2intelligence.com; DeMarco,Michael <mdemarco@mack-cali.com>; rrobertson@armoryonpark.org; 'IRV REID' <idr9393@gmail.com>; 'Lisa Myers' <lfmyers@me.com>; 'Laura Pomerantz/USA' <Laura.Pomerantz@cushwake.com>; MaryAnne Gilmartin <mgilmartin@llmag.com>; 'Alan Batkin' <Alan@batkin.com>; 'frederic cumenal' <frederic.cumenal@gmail.com>; 'Gerardo Lietz, Nori' <nglietz@hbs.edu>
**Cc:** Dennis J. Block (blockd@gtlaw.com) <blockd@gtlaw.com>; 'Hornick, Blake' <BHornick@seyfarth.com>; 'Yvette Toma' <YToma@mackregroup.com>; Vanessa Bajaio <vbajaio@k2intelligence.com>; 'Lori Nelson' <lnelson@armoryonpark.org>; 'Sabrina Stennis-Jefferson' <stennis@wayne.edu>; 'Crystal Gruber/USA' <Crystal.Gruber@cushwake.com>; 'West, Danielle' <dwest@llmag.com>; 'cawalsh@hbs.edu' <cawalsh@hbs.edu>; Epstein, Susan <SEpstein@mack-cali.com>
**Subject:** Tom Rizk

Dear Board Members:

Attached is a draft of a letter from Dr. Reid to Tom Rizk in response to Rizk's letter to the board last Friday (a copy of which I have also attached for your reference). The special committee has already had an opportunity to review the letter and I am forwarding it to the full board as well. If you have any questions, please feel free to contact me. Our intention is to forward the letter to Rizk by the end of business today.

With kind regards,

Gary

**Gary T. Wagner**
General Counsel and Secretary
Mack-Cali Realty Corporation
Harborside 3 | 210 Hudson Street | Suite 400 | Jersey City, NJ 07311
DL: 732.590.1516 | Fax: 732.590.1009 | Cell: 908.500.7537
Email: gwagner@mack-cali.com
Web: www.mack-cali.com

This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.

[Mack-Cali Letterhead] February 4, 2020 Rizk Ventures 570 Lexington Avenue, Suite 2600 New York, NY 10022 Attention: Thomas A. Rizk, Chairman and CEO Dear Mr. Rizk: I am writing on behalf of the Board of Directors of Mack-Cali Realty Corporation ("Mack-Cali" or the "Company") in response to your letter, dated January 31, 2020, concerning your previously submitted indication of interest with respect to a potential acquisition of the Company. On behalf of the Board, I would like to thank you for your continued interest in Mack Cali. If you wish to acquire the Company, please comply with our previous requests that have been communicated to you on several occasions. Specifically, please provide us with a fully financed offer to acquire the entirety of the Company in a typical equity merger transaction at an attractive price, with a contract or term sheet that provides for all of the significant terms of your proposal. This should include your equity and debt financing, the proposed transaction structure, and the identity of the members of the Buyer Group, including their written agreement to participate and their role in a potential transaction. Your letter suggests that the responses to your previous letters that were provided to you by BoL'\ Securities, Inc. ("Buff\") at the Company's request did not specify the "critical information" the absence of which resulted in the Company's responses to your previous indication of interest. However, BofA's letters dated December 3, 2019 and December 10, 2019 described in detail the missing critical information that was necessary for the Mack-Cali Board to consider and evaluate your proposal. Unfortunately, your January 31, 2020 letter still does not provide such critical information. Among other things, you did not specify a price or form of consideration, the amount of equity proposed to be funded by Rizk Ventures, and your equity financing sources. Moreover, despite the references to the "Buyer Group" in your letter, we have not received any confirmation that UDR is prepared to participate in a potential transaction, any information about the amount of equity expected to be contributed by UDR, or evidence that UDR is aware of the fact that your indication of interest describes UDR as a potential acquiror. Again, please provide direct support from UDR as to its involvement in any proposed transaction. A letter from UDR to that effect is a requirement. In addition, the J.P. Morgan term sheet that was attached to your letter (which is missing its exhibits) does not seem to contemplate the type of debt financing that would be appropriate for a whole-company acquisition.

You have also expressed concern about the Company's announced sale of its suburban office portfolio. The Mack-Cali Board's decision to sell the entire suburban office portfolio was made after receiving the confirmation of the Company's strategic plan by the Shareholder Value Committee, and has been well received by our stockholders and the market. If your concern is that you were interested in acquiring these properties, you are free to make an offer for the portions of the portfolio that are not currently under contract. As the Company has reiterated on numerous occasions, the Mack-Cali Board is committed to maximizing stockholder value and will review any credible acquisition proposals. However, in order to be considered by the Board, your proposal needs to include the critical information specified in BofA's previous letters, as clarified herein. Very truly yours, Irvin D. Reid, PhD cc:Michael J. DeMarco, CEO, Mack-Cali Realty Corporation Alan S. Bernikow, Lead Independent Director, Mack-Cali Realty Corporation Jeffrey Horowitz, BofA Securities, Inc.

rizk ventures

Rizk Ventures
570 Lexington Avenue, Suite 2600
New York, NY 10022
212-980-0100
E-Mail: info@rizkventures.com
Web: www.rizkventures.com

January 31, 2020

STRICTLY CONFIDENTIAL

To the Board of Directors:

I am writing to each of you to confirm that the December 20, 2019 letter (the "12/20 Letter") and the statements made therein which we received from Jeffrey Horowitz of Bank of America Merrill Lynch purportedly on behalf of Mack-Cali Realty Corporation (the "Company") represent the collective decision of the Board of Directors of the Company (the "Board"). To be clear, it is our understanding that the Board has rejected our Indication of Interest as set forth in a series of correspondence beginning on December 3, 2019 and culminating with the 12/20 Letter (collectively, the "Prior Correspondence") in its entirety. If in fact this is the case, then we are extremely disappointed. Moreover, it is difficult to understand this decision given the public announcements made by the Company that the Board was interested in a possible sale of the Company. Nonetheless, as additional validation of our prior Indication of Interest, we have attached a term sheet indicating Rizk Ventures LLC's financing for approximately $1.8 billion for its commitment to the Buyer Group. Please advise us if the Board changes its decision so that we will have the opportunity to submit a new bid for the Company taking into account any change in circumstances.

A review of the history of our communications with the Company confirms the seriousness of our intentions and raises substantial questions with respect to the Company's agenda, its willingness to be responsive to the apparent wishes of its shareholders and the accuracy of certain public announcements that the Company has made.

As I trust that each of you are now aware, in the Prior Correspondence, the Buyer Group (as defined therein) expressed its indication of interest with respect to a potential acquisition of the Company (the "Transaction"). We'd like to highlight the following for your consideration:

**REJECTION OF INDICATION OF INTEREST**

The Prior Correspondence and the information submitted with them established the Buyer Group as a credible counterparty with the experience, resources and ability to successfully complete the Transaction. Despite this, Mr. Horowitz, again ostensibly on behalf of the Company, has repeatedly and consistently rebuffed all efforts and requests for the Buyer Group even to begin a dialogue with the Company to explore a path forward toward successful completion of the Transaction. This inexplicable refusal to begin a dialogue with the Buyer Group culminated with the 12/20 Letter in which Mr. Horowitz stated that Mack-Cali "...is not prepared to engage in further discussions with you regarding a potential transaction at this time...," citing as justification unspecified "missing critical information". This refusal strikes us as nothing less than a bad faith attempt to put off a credible buyer of the Company.

**SIGNIFICANT STOCK PRICE INCREASE ON NEWS**

We note that when word of the possibility of the Transaction was published by several news organizations beginning after the market close on Thursday, December 19, 2019, the almost 10% increase in the Company's stock price on Friday, December 20, 2019 would seem to indicate favorable shareholder reaction in anticipation and endorsement of the Transaction. This represented the largest daily share price increase for the Company in more than

8 years. We can think of no greater indication by the shareholders that the Company must explore the merits of the Transaction with the Buyer Group. BOARD'S ACTIONS APPARENTLY CONTRARY TO PUBLIC ANNOUNCEMENTS As we noted also in the Prior Correspondence, our interest in acquiring the Company was precipitated by the Company's announcement on May 29, 2019, and reiterated in a subsequent announcement on June 5, 2019, that the Company would fonn a strategic review committee (the "Committee") to explore available alternatives to maximize shareholder value including a potential sale of the Company. We note that those announcements and the formation of the Committee were the apparent outgrowth of shareholder dissatisfaction with the path being taken by the Company. If in fact the 12/20 Letter was sent at the direction of the Company, then it would appear to us that notwithstanding the formation of the Committee, the Board of Directors of Mack-Cali has no intention of entertaining a possible sale of the Company. While we find this to be unfortunate, more importantly it would be directly in opposition to the Company's public announcements. SALE OF ASSETS AS A POISON PILL On a separate matter, the Company continues to announce sales of material portions of its assets. Specifically, the Company announced a sale of a portion of its Suburban B office assets in the amount of $289 million. In addition, we understand that the Company has engaged third parties in an effort to market and sell additional material portions of the Company's assets. These potential sales apparently include assets that the Company previously indicated that they intended to retain. From our perspective, these types of sales would likely result in lowering our bid for the Company, because such transactions will reduce the oppo11unity for growth for the Buyer Group and effectively function as a "poison pill" for the Buyer Group. From our perspective, if the Company is serious about considering a possible sale (as it has previously announced), then these asset sales are counterproductive. WE REMAIN INTERESTED IN A PURCHASE OF THE COMPANY IF THE BOARD REVERSES ITS DECISION It is our understanding that despite the Company's public announcements that it would consider a sale of the entire Company, all of the evidence is to the contrary. It appears that the Board has rejected even discussions with the only credible bidder for the Company. Ifthe Board changes its decision, please advise us so that we can have the opportunity to provide another credible, financed bid for the Company which, if provided, would be modified to reflect changes in circumstance. Sincerely, Rizk Ventures, LL( / K m Chief Executive Officer US-DOCS\ 112020199. I

DRAFT

# J.P.Morgan

## Project Goldfinch
## Term Sheet

**January 24, 2020**

The following terms and conditions summarize indicative terms and conditions from JPMorgan Chase Bank, National Association or its affiliates ("Lender") to provide a loan (the "Loan") to a wholly owned subsidiary ("Borrower") of Rizk Ventures, LLC ("Sponsor") with respect to the Property. This proposal is subject to Lender's internal underwriting committee approval, due diligence and other conditions.

| | |
|---|---|
| **Loan Amount:** | $1,788,000,000 |
| **The Property:** | See Exhibit B attached hereto. |
| **Spread:** | See Exhibit A attached hereto. |
| **Interest Rate:** | The Interest Rate shall initially equal the sum of the Spread and the "One-Month LIBOR". The One-Month LIBOR shall mean the one month London Interbank Offering Rate for deposits in United States dollars, in Lender's determination using the appropriate Reuters screen entry on the second LIBOR business day prior to the start of the next interest accrual period. Interest is payable monthly and shall be determined monthly on the basis of a 360 day year and the actual number of days elapsed. Notwithstanding the above, One-Month LIBOR shall not be deemed to be less than One-Month LIBOR at closing.<br><br>In the event LIBOR is unavailable or cannot be determined during the term of the Loan, Lender may convert the floating rate index from LIBOR to an alternate rate which may include SOFR, as determined in Lender's sole but good faith discretion, subject to conditions to be set forth in the loan documents. |
| **Interest Rate Protection:** | Borrower will be required to purchase an interest rate cap with a one-month LIBOR strike of not more than 3.00%, with a term equal to or greater than the term of the Loan and with a notional amount equal to the Loan Amount. The form of such interest rate cap agreement shall be subject to Lender's approval. The interest rate cap provider (or the guarantor of its obligations) will be required to have a long term senior unsecured debt or counterparty rating of no lower than A+/A2/A from Standard & Poor's, Moody's and Fitch, respectively, as well as short term ratings (or, if no short term ratings exist, higher long term ratings) and other requirements (such as the counterparty not being on "Rating Watch Negative") set forth in the loan documents. |
| **Minimum Debt Yield:** | At closing, the Debt Yield shall equal no less than the percentage set |

forth on Exhibit A. "Debt Yield" shall be based on Lender's underwritten net operating income and the anticipated Loan amount.

**Maximum LTV:** A maximum LTV equal to the percentage set forth on Exhibit A shall apply based on an appraised "As-Is" value pursuant to a FIRREA appraisal.

**Maximum LTC:** A maximum LTC equal to the percentage set forth on Exhibit A shall apply based on the contract price plus approved closing costs, as determined by Lender.

**Origination Fee:** See Exhibit A attached hereto. The Origination Fee will be earned in full and payable upon funding of the Loan.

**Initial Term:** Six (6) months.

**Extension Terms:** Borrower shall have the option to extend the Initial Term for one, six (6) month extension ("Extension Period") subject to the existence of no events of default, evidence of continued maintenance of adequate interest rate protection agreements, payment of the Extension Fee, a minimum paydown of the Loan Amount from property releases of $286,000,000 and satisfaction of other standard requirements of Lender.

**Extension Fee:** See Exhibit A attached hereto.

**Amortization:** Interest-only.

**Call Protection:** None.

**Exit Fee:** See Exhibit A attached hereto. The Exit Fee shall be waived if JPMorgan refinances the Loan.

**Operating Reserves:** Commencing at closing and continuing on a monthly basis thereafter, an escrow for annual taxes, insurance and other assessments, if any, will be required to be made with Lender. Interest on the Operating Reserves will accrue for the benefit of the Borrower and added to the applicable reserve fund.

**Lease Rollover Reserve:** Commencing at closing and continuing on a monthly basis thereafter, an escrow for tenant improvement and leasing commission costs in an amount to be determined based on Lender's diligence will be required to be made with Lender. Interest on the Lease Rollover Reserves will accrue for the benefit of the Borrower and added to the applicable reserve fund.

**Outstanding TI/Free Rent Reserve:** At closing, Borrower shall deposit with Lender an amount equal to the sum of (i) any free rent credits remaining in connection with any leases at the Property and (ii) any outstanding tenant improvement

2

J.P.Morgan

allowances and/or leasing commissions due in connection with any lease at the Property.

**Replacement Reserves:** Commencing at closing and continuing on a monthly basis thereafter, an escrow for replacement reserves equal to $0.20 per square foot per year (or such higher amount recommended by a property condition report) will be required to be made with Lender. Interest on the Replacement Reserves will be for the benefit of the Lender.

**Deferred Maintenance:** If deferred maintenance items are identified by Lender's engineer, Borrower will be required to escrow funds equal to 125% of such costs. The loan documents will set forth the time periods in which Borrower shall be required to complete repairs.

**Cash Management Account:** At closing, Borrower shall establish a clearing account ("Clearing Account") in its name (and not the name of the property manager), which account shall be controlled by Lender and be at a bank acceptable to Lender. Borrower shall cause all rent and other revenues from the Property to be deposited directly into the Clearing Account (including, without limitation, by sending tenant direction letters to all tenants at closing/new lease execution). All funds in the Clearing Acoount (less the reasonable fees of the clearing bank) shall be swept daily into a Cash Management Account controlled by Lender. All funds in the Cash Management Account shall be applied by Lender each business day to payments of taxes, insurance, debt service, reserves, and other items required by Lender and all remaining cash flow shall be released to Borrower only to the extent necessary to reimburse Borrower for approved operating expenses and additional cash flow shall be held by Lender as additional collateral for the Loan. In the event a Lockbox Event has occurred, cash flow shall be applied in Lender's sole discretion and may be held by Lender as additional collateral for the Loan.

For purposes hereof, a "Lockbox Event" shall mean (a) an event of default ("Default Trigger"), or (b) the bankruptcy or insolvency of Borrower, or (c) the bankruptcy or insolvency of Property Manager ("Property Manager Trigger").

Borrower shall have the right to cure a Lockbox Event as follows: (A) if a Lockbox Event exists solely by reason of a Default Trigger, the curing and acceptance of such cure by Lender of the applicable event of default (in its sole discretion), or (B) if a Lockbox Event exists solely by reason of a Property Manager Trigger, the replacement of such manager with a qualified manager acceptable to Lender pursuant to a management agreement acceptable to Lender within sixty (60) days. In no event shall Borrower have the right to cure a Lockbox Event occurring by reason of a Borrower bankruptcy.

**Property Release Provisions:** Provided Borrower has the right to prepay the Loan at the time of the proposed release, a release of an individual Property only will be permitted upon prepayment by Borrower of the greater of (i) 110% of

3 J.P.Morgan

the original allocated loan amount for such individual Property and (ii) 100% of net sales proceeds from the sale of such individual Property and in each case subject to such other terms and conditions set forth in the loan documents, including, without limitation (1) no event of default or event which, with notice, the passage of time, or both would constitute an event of default, shall have occurred; (2) compliance with prepayment criteria; (3) the maintenance of a Debt Yield (based on Lender's underwritten net operating income with respect to the Mortgage Properties and the Pledge Properties and the anticipated Loan Amount) with respect to the remaining Properties following the release equal to 9.9%; (4) continued compliance with the Single Purpose Entity requirements contained in the loan documents and delivery of new or updated non-consolidation opinions; (5) payment to Lender of the then current fee being assessed by the Loan servicer for such releases in addition to any legal fees or other out-of pocket costs incurred by Lender or the Loan servicer to effect the release; (6) payment of all recording charges, filing fees, taxes or other expenses payable in connection therewith, and all costs and expenses (if any) of the Rating Agencies; and (7) such other matters typically required for transactions of this nature.

| | |
|---|---|
| **Single Purpose Entity:** | Borrower and its managing member/general partner will be a single-purpose, bankruptcy-remote entity, prohibited from engaging in any business activity other than owning and operating the Property, and otherwise complying with all applicable rating agency standards for such entities. Borrower will be required to deliver customary opinions including corporate existence, due authorization, enforceability, validity, and bankruptcy remoteness/non-consolidation, from counsel satisfactory to Lender. In addition, Borrower will be required to have at least two independent directors. The independent directors are required to be professional directors provided by a nationally recognized corporate services company. |
| **Assumption:** | Not permitted. |
| **Property Management:** | The Property will be managed by a manager acceptable to Lender (the "Property Manager") under property management agreements acceptable to Lender. The Property's Manager may be removed by Lender in its sole discretion upon (i) an event of default under the loan documents or management agreement, or (ii) an insolvency or bankruptcy of the Property Manager. |
| **Additional Financing:** | None permitted during the term of the Loan; except as provided in the loan documents. |
| **Insurance:** | Borrower will be required to maintain, and provide evidence of, property, casualty and liability insurance with respect to the Property and Borrower (including, if required, windstorm, flood and earthquake insurance) with no exclusion for acts of terrorism (or if there is an exclusion for terrorism Borrower will obtain terrorism insurance), in either case, acceptable to Lender. Insurers must have a claims-paying |

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ratings not lower than A from a rating agency selected by Lender.

**Non-recourse:** Non-recourse to Borrower with Lender's standard carve-outs. In addition, each of the loan documents will be non-recourse to the corporate general partners/managing members or other controlling members/key principals of Borrower; provided however, that Borrower shall deliver at closing a separate guaranty from an entity acceptable to Lender ("Indemnitor"), covering, among other things, fraud, misrepresentation, misappropriation of funds, gross negligence, willful misconduct, waste, removal or disposal of property after a default, unauthorized secondary financing, unauthorized transfer of title or majority ownership of Borrower, voluntary bankruptcy, involuntary bankruptcy, breach of SPE covenants/provisions, and environmental matters.

**Security:** Borrower shall secure its obligations to Lender with a recorded and insured first priority mortgage, assignment of all leases/rents, perfected first priority security interests in all personal property, escrows, reserves, the Cash Management Account and other related documentation.

**Tranching/Conversion of Loan:** Lender reserves the right to convert any portion of the Loan before or after closing to components or subordinate financing, including one or more tranches of mezzanine debt, preferred equity, subordinate debt, multiple notes, or participations in such loan, each subordinate to such loan (collectively, "Subordinate Financing"). Any such Subordinate Financing shall have individual spreads which, when blended with the entire loan, shall initially equal the aggregate spread immediately prior to the creation of such Subordinate Financing. If the Subordinate Financing takes the form of a mezzanine loan, a mezzanine borrower (the "Mezzanine Borrower") may be created which will own 100% of the equity interests in the Borrower. 100% of the ownership and economic interests in the Mezzanine Borrower may, at Lender's discretion, be required to be pledged as security for such tranches of Subordinate Financing, if any. A default under the related Loan shall be a default under the respective Subordinate Financing. Such Subordinate Financing shall be subject to an intercreditor or other agreement by and between the Lender and the subordinate lender(s). In addition, Lender may change the debt allocations to any individual asset or component of the Loan in its sole discretion before or after closing. Borrower shall be responsible for the payment of all costs and expenses related to such Subordinate Financing, including, without limitation, the payment of any mortgage recording taxes and title insurance premiums.

**Borrower Reporting:** Borrower shall be required to provide certain financial reporting, including without limitation, annual audited financial and operating statements prepared by a CPA, acceptable to Lender, and monthly statements of changes, all in accordance with GAAP or such other accounting basis reasonably acceptable to Lender.

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**Broker:** Lender and Borrower acknowledge that no broker was involved in arranging, placing or brokering the subject financing.

**Disclosure:** Borrower consents to Lenders disclosure of the Property, Borrower's and its affiliate's or principal's operating and financial statements in connection with any sale, securitization or other disposition of the Loan.

**Exclusivity:** Borrower and Indemnitor acknowledge that they are working exclusively with Lender to finance the Property.

**Cooperation:** Borrower shall, upon request, provide Lender with such information (in order for Lender to syndicate the Loan, sell the Loan, participation interests thereof, creation of Subordinate Financing or to securitize the Loan) regarding the Property, the Borrower, the Mezzanine Borrower, if any, the Property Manager and their respective affiliates as Lender may request in order to (i) comply with disclosure laws, (ii) satisfy rating agency inquiries (if any), (iii) satisfy requests from investors or any other interested parties, including any subordinate lender, and (iv) provide the marketplace with such information as is required in similar transactions. If necessary, Borrower agrees to execute (and cause any Mezzanine Borrower to execute) additional documents in connection with the Loan, or loans made to affiliates of Borrower, which have no material economic effect on Borrower or affiliates thereof with respect to the loans. In addition, at Lender's request, Borrower shall review and comment on any fact in any prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular used in connection with a securitization of the Loan in the sections entitled "Risk Factors," "Special Considerations," "Description of the Mortgages," "Description of the Mortgage Loans and Mortgaged Property," "The Manager," "The Borrower" and "Certain Legal Aspects of the Mortgage Loan" (the "Covered Disclosure Information"). Without limitation of the foregoing, Borrower agrees to cooperate with Lender in connection with any syndication (including the placement of an administrative agent) or other sale or disposition of the Loan (including, without limitation, splitting the Loan into one or more pari passu components each evidenced by a separate note). Indemnitor shall indemnify Lender and certain other securitization parties in connection with any material misstatement or material omission of fact in connection with the Covered Disclosure Information and any information provided by, or on behalf of Borrower to the rating agencies in connection with a securitization.

**Third-party Reports:** Third-Party Reports concerning the Property satisfactory to Lender will be required, including, but not limited to, a Phase I (and, if recommended by the Phase I report, Phase II) environmental report, a structural engineering report, a seismic report, a FIRREA-compliant appraisal, consultant's review of the Property's insurance policies, operating statements, an operating budget, STR Reports and other cash flow projections for the Property. To the extent there are any existing

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engineering, seismic or environmental reports, Lender will review such reports and determine in Lender's sole discretion if they can be used or, alternatively, updated.

| | |
|---|---|
| **Reimbursement of Due Diligence Expenses:** | Borrower shall periodically pay, upon request, all costs and expenses in connection with the Loan, including, but not limited to, third party and diligence reports, fees of Lender's counsel, Borrower's counsel, fees of the insurance consultant and accountants, contract underwriting fees, site inspection fees and fees associated with Borrower's cooperation hereunder, irrespective of whether the Loan closes. Furthermore, if the Loan fails to close, Borrower shall pay Lender's reasonable internal due diligence costs in connection with the Loan. |
| **Processing Fee:** | A nonrefundable processing fee of $[______] will be required to be paid at the same time as the Good Faith Deposit. |
| **Good Faith Deposit:** | $[______]. The Good Faith Deposit less out-of-pocket expenses incurred by Lender shall be refunded to Borrower if, despite Borrower's best efforts, a closing does not occur. Otherwise, Lender shall retain the Good Faith Deposit as liquidated damages to Lender for its losses and damages related to the failure of the Loan to close. Borrower and Lender acknowledge and agree that such losses and damages are difficult, if not impossible, to ascertain and that the amount of the Good Faith Deposit constitutes a reasonable estimate thereof. |
| **Wiring Instructions:** | Bank: JPMorgan Chase Bank, National Association<br>New York, NY<br>ABA Number: 021-000-021<br>Name of Account: CMBS Portfolio<br>Account Number: 945957553<br>Attn: Nancy Alto 212-834-3038<br>Ref: Project Goldfinch – GF/PF |
| **Patriot Act:** | To help fight the funding of terrorism and money laundering activities, pursuant to The U.S. PATRIOT Act, Lender obtains, verifies, and records information that identifies each person and entity with whom we are a non-affiliate that enter into a business relationship. Pursuant to The U.S. PATRIOT Act, when you enter into the business relationship, verification will include (but is not limited to) name, address, corporate tax identification number, date of birth, (applicable to an individual), and other information that will allow us to identify you. We may also ask to see corporate resolutions or other identifying documents from you.<br><br>Borrower shall warrant, represent and covenant in the Loan documents that neither Borrower, Indemnitor nor any of their respective affiliated entities are or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 ("EO13224"); (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets |

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Control ("OFAC") most current list of "Specifically Designed National and Blocked Persons," (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in (i) –(iv) above are herein referred to as a "Prohibited Person"). Borrower shall also covenant and agree in the Loan documents that neither Borrower, Indemnitor nor any of their respective affiliated entities will (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, (ii) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any of the prohibitions of EO 13224. Borrower will further covenant and agree in the Loan documents to deliver to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that (i) neither Borrower or Indemnitor is a Prohibited Person and (ii) neither Borrower nor Indemnitor has engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

Borrower shall disclose to Lender the names of any foreign investors (individuals or entities) in Borrower (whether directly or indirectly) together with any tax identification numbers and other such identification numbers or information required by Lender to complete its internal foreign investor due diligence prior to closing.

**Assignment:** Borrower may not assign, transfer or encumber any of its rights pursuant to this proposal, directly or indirectly. Any attempt to make such an assignment, transfer or encumbrance shall render such assignment, transfer or encumbrance null and void ab initio.

**Governing Law:** This Term Sheet and all obligations arising hereunder shall be governed by the laws of the State of New York.

**Expiration Term:** Borrower must countersign and return this Term Sheet to Lender, along with all requisite deposits within five (5) business days of the date above; otherwise this Term Sheet shall be null and void.

**Term Sheet Expiration:** After Borrower has returned this Term Sheet to Lender with all deposits, the Loan must close within ninety (90) days; otherwise this Term Sheet shall be null and void.

This Term Sheet is provided for discussion purposes only and does not constitute a commitment to lend or an agreement to issue a commitment. Its terms are not all inclusive and are subject to Lender's internal underwriting committee approval, Lender's due diligence and other conditions, and satisfactory secondary market conditions. Additions and changes may be made as Lender and its counsel deem necessary, prudent or desirable. No agreement (oral or otherwise) that may be reached during negotiations shall be binding upon the parties unless a commitment letter and final Loan documents have

8

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been executed by .all parties, This Term Sheet shall be kept corifidcntfol, shall not be reproduced 01· disclosed, and shali not 1;ie used by you otJ:ter.than in connection with evaluaiing the transaction d.eseribed her.ein. Nqtwiths.tanding the ·receipt and/or deposit by Lender of any deposit;; or f(;es teDd(lred· by Borrower, no change to his Tenn .Sheet, wh the.r by handwritten notation, "rider", cover letter or othehvise, shall be effective unless expressly agreed to in·writingby Lender,

[Signature Pages to Term Sheet]

LENDER:

JP MORGAN CHASE BANK, NATIONAL ASSOCIATION

By:____________________________
Name: Henry Ickowicz
Title: Executive Director

BORROWER:

Rizk Ventures LLC

By:____________________________
Name: Thomas A. Rizk
Title: CEO

10

J.P.Morgan

Exhibit F February 5, 2020 Reply Email ACTIVE 49226369v2

**From:** Gerardo Lietz, Nori <nglietz@hbs.edu>
**Sent:** Wednesday, February 5, 2020 3:15 PM
**To:** Wagner, Gary <GWagner@mack-cali.com>
**Cc:** William Mack <wmack@mackregroup.com>; abernikow@k2intelligence.com; DeMarco,Michael <mdemarco@mack-cali.com>; rrobertson@armoryonpark.org; IRV REID <idr9393@gmail.com>; Lisa Myers <lfmyers@me.com>; Laura Pomerantz/USA <Laura.Pomerantz@cushwake.com>; MaryAnne Gilmartin <mgilmartin@llmag.com>; Alan Batkin <Alan@batkin.com>; frederic cumenal <frederic.cumenal@gmail.com>; Dennis J. Block (blockd@gtlaw.com) <blockd@gtlaw.com>; Hornick, Blake <BHornick@seyfarth.com>; Yvette Toma <YToma@mackregroup.com>; Vanessa Bajaio <vbajaio@k2intelligence.com>; Lori Nelson <lnelson@armoryonpark.org>; Sabrina Stennis-Jefferson <stennis@wayne.edu>; Crystal Gruber/USA <Crystal.Gruber@cushwake.com>; West, Danielle <dwest@llmag.com>; Walsh, Caroline <cawalsh@hbs.edu>; Epstein, Susan <SEpstein@mack-cali.com>
**Subject:** Re: Tom Rizk

Thank you. I agree with the substance and tone of the letter. Nori

Sent from my iPhone

On Feb 5, 2020, at 2:28 PM, Wagner, Gary <GWagner@mack-cali.com> wrote:

Dear Board Members:

Attached is a draft of a letter from Dr. Reid to Tom Rizk in response to Rizk's letter to the board last Friday (a copy of which I have also attached for your reference). The special committee has already had an opportunity to review the letter and I am forwarding it to the full board as well. If you have any questions, please feel free to contact me. Our intention is to forward the letter to Rizk by the end of business today.

With kind regards,

Gary

**Gary T. Wagner**
General Counsel and Secretary
Mack-Cali Realty Corporation
Harborside 3 | 210 Hudson Street | Suite 400 | Jersey City, NJ 07311
DL: 732.590.1516 | Fax: 732.590.1009 | Cell: 908.500.7537
Email: gwagner@mack-cali.com
Web: www.mack-cali.com

This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.
<48591162_v 6_Fourth Letter to T. Rizk.docx>
<MC_RV 1.31.20.pdf>

This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.

On Aug 16, 2019, at 11:06 AM, Wagner, Gary <GWagner@mack-cali.com> wrote: Dear Akiva, Thank you for your email to Nori, Alan, Frederic and MaryAnne, which Nori forwarded to the other Board members. We appreciate your interest in providing this group of Board members with market feedback regarding Mack-Cali. However, it is inappropriate for you to communicate directly with just these four members leaving out the other Board members. Accordingly, going forward, I suggest that if you have any matters that you would like to bring to the attention of the Company, you should direct all such communications to the Company itself or to the entire Board of Directors. Best regards, Gary Gary T. Wagner General Counsel and Secretary Mack-Cali Realty Corporation Harborside 3 | 210 Hudson Street | Suite 400 | Jersey City, NJ 07311 DL: 732.590.1516 | Fax: 732.590.1009 | Cell: 908.500.7537 Email: gwagner@mack-cali.com Web: www.mack-cali.com [nam04.safelinks.protection.outlook.com] This message contains information that may be confidential and privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not use, copy or disclose to anyone the message or any information contained in the message. If you have received this message in error, please advise the sender by reply e-mail or phone (732) 590-1000, and delete this message. Thank you very much.

**From:** Tammy Jones <tammyjones@basisinvgroup.com>
**Sent:** Thursday, March 5, 2020 10:39 AM
**To:** Sarah Cullins <SNezamis@fergusonpartners.com>
**Cc:** Bill Ferguson <wferguson@fergusonpartners.com>
**Subject:** RE: Gwendolyn Hatten Butler Resume V. 4(1).pdf

Hi Sarah. Just checking in on your outreach to these three potential candidates for the Mack Cali Board position. I have received inquiries from them and I don't want to lose the momentum. Also, I now have a conflict, so please don't consider me for this particular role.

Thank you!!
Tammy

Tammy K. Jones, Chief Executive Officer
Basis Investment Group I 75 Broad St., Suite 2110 I New York, NY 10004
O: (212) 842-5714 I F: (917) 591-8781 I M: (609) 505-1045
Email: tammyjones@basisinvgroup.com I www.basisinvgroup.com [basisinvgroup.com]

---

**From:** Sarah Cullins <SNezamis@fergusonpartners.com>
**Sent:** Thursday, February 20, 2020 6:08 PM
**To:** Tammy Jones <tammyjones@basisinvgroup.com>
**Cc:** Bill Ferguson <wferguson@fergusonpartners.com>
**Subject:** Re: Gwendolyn Hatten Butler Resume V. 4(1).pdf

Thank you Tammy!

Sarah Cullins Nezamis
Senior Director | Ferguson Partners
312.893.2354

> On Feb 20, 2020, at 5:04 PM, Tammy Jones <tammyjones@basisinvgroup.com> wrote:
>
> Just making sure that you received this. Sorry Sarah, I meant to copy you.
>
> Tammy
>
> Tammy K. Jones, Chief Executive Officer
> Basis Investment Group I 75 Broad St., Suite 2110 I New York, NY 10004
> O: (212) 842-5714 I F: (917) 591-8781 I M: (609) 505-1045
> Email: tammyjones@basisinvgroup.com I www.basisinvgroup.com [basisinvgroup.com]

From: Tammy Jones Sent: Thursday, February 20, 2020 7:26 AM To: Bill Ferguson <wferguson@fergusonpartners.com> Subject: Fwd: Gwendolyn Hatten Butler Resume V. 4(1).pdf Hi Bill-As promised, I have a few names for the Mack Cali search. I have three names for you so far and all of these individuals are on the REEC Board. All three are interested in discussing further. Gwen Butler Jim Simmons Kirk Sykes Below is a board resume for Gwen. She actually closed a very successful deal with Mack Cali and they likely have a favorable view of her. I did not share the spec or tell her anything more than they may be looking for a Board member. Kirk’s email. ksykes@accordiare.com Jim jsimmons@aslandcap.com <Gwendolyn Hatten Butler Resume V. 4(1).pdf>

From: Tammy Jones <tammyjones@basisinvgroup.com> Sent: Thursday, March 5, 2020 12:35 PM To: Sarah Cullins <SNezamis@fergusonpartners.com>; ksykes@accordiare.com Subject: RE: Board seat Hi Sarah. Pls meet Kirk Sykes, who runs Accordia Partners. I highly recommend Kirk for the potential Board seat. Kirk did not receive your email, so I wanted to put you in direct contact with him. I will let you two take it from here. Tammy Tammy K. Jones, Chief Executive Officer Basis Investment Group І 75 Broad St., Suite 2110 І New York, NY 10004 O: (212) 842-5714 І F: (917) 591-8781 І M: (609) 505-1045 Email: tammyjones@basisinvgroup.com І www.basisinvgroup.com [basisinvgroup.com]

Alan S. Bernikow Nominating and Corporate Governance Committee Mack-Cali Realty Corporation Harborside 3 210 Hudson Street, Suite 400 Jersey City, NJ 07311 March 27, 2020 Alan: I hope you and your family remain safe and well. Thanks for taking the time to speak with me last week – I very much hope we can find a way to work together. With respect to the concerns you expressed to me regarding the presence of current Company directors on the Bow Street slate, we would like to make a proposal that should accommodate everyone’s issues: We understand that the Nominating and Governance Committee of Mack-Cali Realty Corporation (the “Company”) may be reluctant to include the four Bow Street nominees that were elected as Company directors at the Company’s 2019 Annual Meeting – Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz (“2019 Elected Directors”) – on the Company’s proxy card for the Company’s 2020 Annual Meeting, because the 2019 Elected Directors have already agreed to be included on Bow Street’s proxy card for the 2020 Annual Meeting. As you know, the Company’s bylaws required Bow Street to name its nominees for the 2020 Annual Meeting prior to the time that the Company was required to name its nominees, and accordingly Bow Street requested the 2019 Elected Directors to consent to being named in Bow Street’s proxy statement for the Company’s 2020 Annual Meeting, and nominated them in accordance with the Company’s bylaws, to ensure that they would be able to stand for re-election to the board. The 2019 Elected Directors had the overwhelming support of the Company’s stockholders at the 2019 Annual Meeting, and we expect will have overwhelming support at the Company’s 2020 Annual Meeting. While we are comfortable with these directors appearing on both slates – that of Mack-Cali and Bow Street – we are also willing to accommodate any concerns in this regard. To be clear, our singular goal is to ensure that the 2019 Elected Directors be permitted to continue the work they have started on behalf of all of the Company’s stockholders. From our perspective (and that of shareholders), the proxy card on which they appear is a mere formality. As such, Bow Street accordingly would be willing to remove the 2019 Elected Directors from its proxy statement and proxy card for the 2020 Annual Meeting, provided that the Company irrevocably agrees to include the 2019 Elected Directors as nominees in the Company’s proxy statement and proxy card for the 2020 Annual Meeting, and agrees to support the election of the 2019 Elected Directors in substantially the same manner as it supports the election of the Company’s other nominees (including, for the avoidance of doubt, recommending that the Company’s stockholders vote for the 2019 Elected Directors at the Company’s 2020 Annual Meeting).

Please let us know if this sensible approach is agreeable. Sincerely, Akiva Katz Managing Partner Bow Street LLC

MACK-CALI® Realty Corporation March 30, 2020 Via Email Akiva Katz Bow Street LLC 595 Madison Avenue, 29111 Floor New York, NY 10022 Re:Bow Street Letter dated March 27, 2020 Akiva, I am writing in response to your letter dated March 27, 2020. From your letter and your subsequent email to Michael DeMarco, as well as from your previous public and private statements, it is clear that Bow Street is looking to have eight of its nominees elected to the Mack-Cali Board. As we have previously stated, both publicly and privately, the Board does not believe it would be appropriate for an approximately 4.5% activist stockholder, whose platform is to dismiss our CEO and sell our business during this time of crisis in a "fire sale" to serve your own private needs, to have control of the Board. However, I will share your letter with the Nominating and Corporate Governance Committee of the Board, which will consider your proposal and make the appropriate recommendation to the committee that has been formed by the Board to select the Company's slate of director nominees for the upcoming Annual Meeting. /! J/1:/ I(/;f// Al Bemikow Lead Independent Director HARBORSIDE 3 I 210 HUDSON STREET I SUITE 400 I JERSEY CITY, NJ 07311 T: 732.590.1010 WEB: WWW.MACK-CALI.COM